Exhibit 2.1

CONTRIBUTION AGREEMENT

Limited Liability Company Interests of Crestwood Gas Services GP LLC

dated as of

May 5, 2013

among

CRESTWOOD HOLDINGS LLC

CRESTWOOD GAS SERVICES HOLDINGS LLC

as Contributing Parties

and

INERGY GP, LLC

INERGY, L.P.

as Recipient Parties

i

Exhibit A	-	Form of Assignment Agreement
Exhibit B	-	CH Commitment Letters
Exhibit C	-	NRGY Commitment Letters

Annex A	-	Terms of Subordinated Units

CONTRIBUTION AGREEMENT

CONTRIBUTION AGREEMENT (this “Agreement”) dated as of May 5, 2013 among Crestwood Gas Services Holdings LLC, a Delaware limited liability company (“CGSH”) and Crestwood Holdings LLC, a Delaware limited liability company (“CH”) (each a “Contributing Party” and together the “Contributing Parties”) and Inergy, L.P., a Delaware limited partnership (“NRGY”) and Inergy GP, LLC, a Delaware limited liability company (“NRGY GP”) (each a “Recipient Party” and together the “Recipient Parties”).

W I T N E S S E T H :

WHEREAS, CH owns 100% of the limited liability company interests of CGSH;

WHEREAS, CGSH owns 100% of the limited liability company interests (the “Interests”) of Crestwood Gas Services GP LLC, a Delaware limited liability company (“Gas Services GP”);

WHEREAS, Gas Services GP owns 100% of the CMLP General Partner Units (as defined below) and 100% of the outstanding CMLP Incentive Distribution Rights (as defined below); and

WHEREAS, CGSH desires to contribute all of the Interests to NRGY for the Consideration (as defined below), and NRGY desires to accept the Interests in exchange for such Consideration.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Houston, Texas are authorized or required by Law to close.

“Closing Date” has the meaning set forth in Section 2.02.

“CMLP” means Crestwood Midstream Partners LP, a Delaware limited partnership.

“CMLP Board” means the board of directors of CMLP.

“CMLP Common Units” has the meaning assigned to the term “Common Units” in the CMLP Partnership Agreement.

“CMLP Class D Units” has the meaning assigned to the term “Class D Units” in the CMLP Partnership Agreement.

“CMLP General Partner Units” has the meaning assigned to the term “General Partner Units” in the CMLP Partnership Agreement.

“CMLP Group Entities” means the CMLP Parties and their Subsidiaries.

“CMLP Incentive Distribution Rights” has the meaning assigned to the term “Incentive Distribution Rights” in the CMLP Partnership Agreement.

“CMLP Material Adverse Effect” means (i) any change, effect, event or occurrence that is or would reasonably be expected to be materially adverse to the financial condition, business, operations or results of operations of the CMLP Group Entities (taken as a whole (measured, in the case of Subsidiaries of CMLP, by only taking into account the direct or indirect ownership interest of such Subsidiaries held by CMLP))) or (ii) any change, effect, event or occurrence that materially and adversely affects the ability of the CMLP Parties to consummate the transactions contemplated hereby; provided, however, that a CMLP Material Adverse Effect shall not include any change, effect, event or occurrence directly or indirectly arising out of or attributable to (a) any decrease in the market price of CMLP’s publicly traded equity securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise contribute to a CMLP Material Adverse Effect); (b) changes in the general state of the industries in which the CMLP Group Entities operate; (c) changes in general political, economic or regulatory conditions (including changes in commodity prices or exchange rates) or conditions in the capital markets; (d) changes in Law or GAAP or the enforcement or interpretation thereof after the date hereof; (e) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including natural disasters and acts of terrorism (other than any of the foregoing that causes any damage or destruction to or renders unusable any facilities or assets of any CMLP Group Entity); (f) the announcement or pendency of the transactions contemplated by this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the CMLP Group Entities due to the announcement or pendency of the transactions contemplated by this Agreement (provided that the exception in this clause (f) shall not apply to any portion of any representations and warranties contained in this Agreement to the extent the purpose of such portion is to address the consequences of the transactions contemplated by this Agreement); (g) any failure, in and of itself, of CMLP to meet its respective internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period (but not any change or effect underlying such failure to the extent such change or effect would otherwise contribute to a CMLP Material Adverse Effect); or (h) any unitholder litigation or threatened unitholder litigation, in each case, arising from allegations of a breach of fiduciary duty or similar obligations contained in the NRGM Partnership Agreement, the operating agreement of NRGM GP, the CMLP Partnership Agreement or the limited liability company agreement of Gas Services GP or otherwise in connection with this Agreement or the transactions contemplated hereby; provided, further, that the foregoing (other than the matters referred to in clauses (a), (f), (g) or (h)) may be taken into account in determining whether there has been a CMLP Material Adverse Effect if materially disproportionately affecting the CMLP Group Entities relative to other Persons participating in the industry in which the CMLP Group Entities participate.

“CMLP Parties” means CGSH, CH, CMLP and Gas Services GP.

“CMLP Parties Employee Benefit Plan” means any Employee Benefit Plan (a) in which any CMLP Related Employee has any present or future rights to benefits; (b) that is maintained by, sponsored by or contributed to or obligated to be contributed to by any of the CMLP Parties; or (c) with respect to which any of the CMLP Parties has any obligation or liability, whether secondary, contingent or otherwise, in each case, regardless of whether such other plan, program, policy, agreement or arrangement is subject to any of the provisions of ERISA.

“CMLP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP dated as of February 19, 2008, as amended by (i) the First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP dated as of October 4, 2010, (ii) the Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP dated as of April 1, 2011 and (iii) the Third Amendment to the Second Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP dated as of January 8, 2013.

“CMLP Related Employee” means those employees of the CMLP Parties or their Affiliates and independent contractors (who solely provide services to any of the CMLP Parties or their Affiliates), in each case, that provide or have provided services for the benefit of the CMLP Parties.

“CMLP Subsidiaries” means the Subsidiaries of CMLP.

“Code” means the United States Internal Revenue Code of 1986.

“Commitment Letters” means the CH Commitment Letters and the NRGY Commitment Letters.

“Confidentiality Agreement” means the Confidentiality Agreement between Inergy Holdings GP, LLC and FRC Founders Corporation, dated January 11, 2013, as amended by the Addendum and Joinder to the Confidentiality Agreement dated April 12, 2013 among Inergy Holdings GP, LLC, FRC Founders Corporation, Inergy GP, LLC, NRGM GP, LLC, Inergy Midstream, L.P., Crestwood Holdings Partners LLC, Crestwood Gas Services GP LLC and Crestwood Midstream Partners LP.

“Contract” means a note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other legally binding instrument or contractual obligation.

“Contributing Party Disclosure Schedules” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Contributing Parties to the Recipient Parties concurrently with the execution and delivery of this Agreement.

“Debt Financing” means the debt financing contemplated by the Commitment Letters, and any substitute financing that NRGY or CH, as the case may be, may seek to obtain in the event that the aforementioned debt financing otherwise becomes unavailable.

“Disclosure Schedules” means the Contributing Party Disclosure Schedules and the Recipient Party Disclosure Schedules.

“Employee Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA) and (b) any personnel policy (oral or written); unit option; unit purchase plan; equity compensation plan; phantom equity or appreciation rights plan; collective bargaining agreement; bonus plan or arrangement; incentive award plan or arrangement; vacation or holiday pay policy; fringe benefit plan, policy or agreement; retention agreement or plan; severance pay plan, policy or agreement; deferred compensation agreement or arrangement; change in control plan or agreement; hospitalization or other medical, dental, vision, accident, disability, life or other insurance; executive compensation or supplemental income arrangement; consulting agreement; employment agreement; and any other employee benefit plan, agreement, arrangement, program, practice, or understanding.

“Environmental Law” means any applicable Law (including common law), rule, regulation, order, ordinance, judgment, decree or other legally-enforceable requirement of any Governmental Authority having lawful jurisdiction over the matter that is in effect as of or prior to the Closing Date and relates to pollution, the protection of human health (to the extent relating to exposure to Hazardous Materials), natural resources or the environment, or the generation, treatment, storage, handling, transport or disposal or arrangement for transport or disposal, or Release of, or exposure to, Hazardous Materials.

“Environmental Permit” means any permit, license, regulation, certification, consent, variance, exemption, approval or other authorization required under or issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing NRGY Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of February 2, 2011, as amended, supplemented or modified from time to time, among NRGY, as the borrower, JPMorgan Chase Bank, N.A., as the administrative agent and the lenders from time to time party thereto.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements to provide debt financing in connection with the Debt Financing, including Citigroup Global Markets Inc., Bank of America N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and those Persons named in any Commitment Letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their successors and assigns.

“Follow-On Contribution” means the contributions contemplated by the Follow-On Contribution Agreement.

“Follow-On Contribution Agreement” means the Follow-On Contribution Agreement, dated of even date hereof, by and among CH, CGSH, NRGY and NRGY GP.

“GAAP” means generally accepted accounting principles in the United States.

“Gas Services Entity” means Gas Services GP, CMLP and their respective Affiliates.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof, and any arbitrating body, commission or quasi-governmental authority or self-regulating organization of competent authority exercising or enlisted to exercise similar power or authority.

“Hazardous Material” means: (a) any chemical, material, waste or substance in any amount or concentration that is regulated pursuant to, or the basis for liability under, any Environmental Law, including any hazardous waste, solid waste, hazardous substance, toxic substance, hazardous material, toxic pollutant, contaminant, pollutant or by words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products (including gasoline and diesel fuel), natural gas, crude oil or any components, fractions or derivatives thereof, oil and natural gas exploration and production wastes and (c) friable asbestos containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, radioactive materials or radon gas.

“Inergy Omnibus Agreement” means the Omnibus Agreement, dated December 21, 2011, by and among, NRGY GP, NRGY, NRGM GP and NRGM.

“Intellectual Property” means any and all intellectual property rights, under the law of any jurisdiction, both statutory and common law rights, if applicable, including: (a) utility models, supplementary protection certificates, statutory invention registrations, patents and applications for same, and extensions, divisions, continuations, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, corporate names, slogans, domain names, logos, and trade dress (including all goodwill associated with the foregoing), and registrations and applications for registrations thereof; (c) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable; and (d) copyrights, rights in, works of authorship and registrations and applications for registration of the foregoing.

“knowledge of CH”, “CH’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge after reasonable inquiry of Robert G. Phillips, Kelly J. Jameson and Steven M. Dougherty.

“knowledge of NRGY GP”, “NRGY GP’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge after reasonable inquiry of John J. Sherman, R. Brooks Sherman, Laura L. Ozenberger and Michael J. Campbell.

“Law” means all principles of common law, statutes, regulations, statutory rules, orders, injunctions, judgments, decrees, rulings or other similar requirements and terms and conditions of any grants of approval, permission, authority, permit or license of any court, Governmental Authority, statutory body or self-regulatory authority (including the NYSE), but does not include Environmental Law or ERISA.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, restriction on transfer, proxy and voting or other agreement, claim, or other legal or equitable encumbrance, limitation or restriction of any nature whatsoever in respect of such property or asset.

“Merger Agreement” means the Agreement and Plan of Merger dated as of the date hereof by and among NRGM, CMLP, NRGY, Gas Services GP, NRGM GP and Inergy Merger Sub, LLC.

“NRGM” means Inergy Midstream, L.P., a Delaware limited partnership.

“NRGM Common Units” has the meaning assigned to the term “Common Units” in the NRGM Partnership Agreement.

“NRGM GP” means NRGM GP, LLC, a Delaware limited liability company.

“NRGM Partnership Agreement” means the First Amended and Restated Partnership Agreement of Inergy Midstream, L.P., dated as of December 21, 2011.

“NRGY Amendment” means an amendment to or of the NRGY Partnership Agreement in a form reasonably acceptable to the Contributing Parties that defines the rights of the Subordinated Units, including with respect to tax allocation provisions.

“NRGY Board” means the board of directors of NRGY GP.

“NRGY Class A Units” shall have the meanings assigned to the term “Class A Units” in the NRGY Partnership Agreement.

“NRGY Class B Units” shall have the meaning assigned to the term “Class B Units” in the NRGY Partnership Agreement.

“NRGY Common Units” has the meaning assigned to the term “Common Units” in the NRGY Partnership Agreement.

“NRGY Employee Benefit Plan” means any Employee Benefit Plan (a) in which any NRGY Related Employee has any present or future rights to benefits; (b) that is maintained by, sponsored by or contributed to or obligated to be contributed to by any of the NRGY Group Entities; or (c) with respect to which any of the NRGY Group Entities has any obligation or liability, whether secondary, contingent or otherwise, in each case, regardless of whether such other plan, program, policy, agreement or arrangement is subject to any of the provisions of ERISA.

“NRGY Group Entities” means NRGY and its Subsidiaries.

“NRGY Material Adverse Effect” means (i) any change, effect, event or occurrence that is or would reasonably be expected to be materially adverse to the financial condition, business, operations or results of operations of the NRGY Group Entities (taken as a whole (measured, in the case of Subsidiaries of NRGY, by only taking into account the direct or indirect ownership interest of such Subsidiaries held by NRGY)) or (ii) any change, effect, event or occurrence that materially and adversely affects the ability of such party to consummate the transactions contemplated hereby by the Drop-Dead Date; provided, however, that an NRGY Material Adverse Effect shall not include any change, effect, event or occurrence directly or indirectly arising out of or attributable to (a) any decrease in the market price of such party’s publicly traded equity securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise contribute to an NRGY Material Adverse Effect); (b) changes in the general state of the industries in which the parties and their Subsidiaries operate; (c) changes in general political, economic or regulatory conditions (including changes in commodity prices or exchange rates) or conditions in the capital markets; (d) changes in Law or GAAP or the enforcement or interpretation thereof after the date hereof; (e) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including natural disasters and acts of terrorism (other than any of the foregoing that causes any damage or destruction to or renders unusable any facilities or assets of such party); (f) the announcement or pendency of the transactions contemplated by this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the parties and their Subsidiaries due to the announcement or pendency of the transactions contemplated by this Agreement (provided that the exception in this clause (f) shall not apply to any portion of any representations and warranties contained in this Agreement to the extent the purpose of such portion is to address the consequences of the transactions contemplated by this Agreement); (g) any failure, in and of itself, of such party to meet its respective internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period (but not any change or effect underlying such failure to the extent such change or effect would otherwise contribute to an NRGY Material Adverse Effect); or (h) any unitholder litigation or threatened unitholder litigation, in each case arising from allegations of a breach of fiduciary duty or similar obligations contained in the NRGY Partnership Agreement, the limited liability company agreement of NRGY GP, the CMLP Partnership Agreement or the limited liability company agreement of Gas Services GP or otherwise in connection with this Agreement or the transactions contemplated hereby; provided, further that the foregoing (other than the matters referred to in clauses (a), (f), (g) or (h)) may be taken into account in determining whether there has been an NRGY Material Adverse Effect if materially disproportionately affecting such party and its Subsidiaries relative to other Persons participating in the industry in which such party and its Subsidiaries participate.

“NRGY Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Inergy, L.P., dated as of November 5, 2010.

“NRGY Partnership Securities” shall have the meaning assigned to the term “Partnership Securities” in the NRGY Partnership Agreement.

“NRGY Related Employees” means those employees of the NRGY Group Entities or their Affiliates and independent contractors (who solely provide services to any of the NRGY Group Entities or their Affiliates), in each case, that provide or have provided services for the benefit of the NRGY Group Entities.

“NRGY SEC Documents” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished with the SEC by NRGY since October 1, 2011, together with any exhibits and schedules thereto and other information incorporated therein, and as the same may have been supplemented, modified or amended since the time of filing.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments or modifications thereto.

“Paying Agent” means American Stock Transfer & Trust Company, LLC.

“Permitted Liens” means any Liens that are (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate Proceeding; (b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) for Taxes not yet due or which are being contested in good faith by appropriate Proceedings (provided that adequate reserves with respect thereto are maintained on the books of such person or its subsidiaries, as the case may be, in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved); (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such person and its subsidiaries; and (f) other encumbrances that, in the aggregate, do not materially impair the value or the continued use and operation of the assets to which they relate of the business by such person and its subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Proceeding” means any action, suit, arbitration proceeding, administrative or regulatory investigation, review, audit, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) or any other proceeding in law or in equity.

“Purchase Agreement” means the Purchase and Sale Agreement between Crestwood Holdings LLC, Crestwood Gas Services Holdings LLC, NRGP Limited Partner, LLC and Inergy Holdings GP, LLC, dated as of the date hereof.

“Recipient Party Disclosure Schedules” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Recipient Parties to the Contributing Parties concurrently with the execution and delivery of this Agreement.

“Release” means any spilling, leaking, burying, emitting, abandoning, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subordinated Units” means limited partner interests of NRGY having the terms set forth on Annex A hereto, which terms shall be reflected in the NRGY Amendment.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other legal entity or organization, whether incorporated or unincorporated, of which: (a) such Person or any other subsidiary of such Person is a general partner or a managing member or has similar authority; or (b) at least a majority of the outstanding securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership, limited liability company or other legal entity or organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its subsidiaries.

“Tax” means all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, backup withholding and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.

“Third Party” means any Person other than the Contributing Parties, the Recipient Parties or any of their respective Affiliates.

“Transaction Expenses” means all fees and expenses incurred in connection with the negotiation, preparation and delivery of this Agreement and the consummation of the Contribution.

“Transfer Taxes” means federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Willful and Material Breach” means a material breach, or failure to perform, that is the consequence of an act or omission of any of a party’s or its Subsidiaries’ Representatives, with the knowledge of such party that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
CGSH	Preamble
CH	Preamble
CH Commitment Letter	3.14
Closing	2.02
Closing Date	2.02
CMLP Conflicts Committee Financial Advisor	3.27
CMLP Fairness Opinion	3.27
CMLP Financial Advisor	3.05(a)
CMLP Financial Statements	3.16
CMLP Intellectual Property	3.25
CMLP Material Agreements	3.19(a)
CMLP Party Employee Benefit Plans	3.08(a)
CMLP Permits	3.12(b)
CMLP SEC Reports	3.18(a)
Consideration	2.01
Contributing Parties	Preamble
Contributing Party	Preamble
Contributing Party Indemnitees	10.02(b)
Contribution	2.01
Creditors’ Rights	3.02
Damages	10.02(a)
Drop Dead Date	9.01(c)
Excess NRGY Common Units	5.05
Gas Services GP	Recitals

Term	Section

Indemnified Party	10.03(a)
Indemnified Tax Claim	7.09(d)
Indemnifying Party	10.03(a)
Interests	Recitals
Non-Recourse Party	11.13
NRGM Common Unit Distribution	8.01(b)
NRGY	Preamble
NRGY Commitment Letter	4.07
NRGY Financial Statements	4.10
NRGY GP	Preamble
NRGY Intellectual Property	4.23
NRGY Material Agreements	4.14(a)
NRGY Merger Transactions	4.26
NRGY Permits	4.14(b)
NRGY SEC Reports	4.12(a)
NRGY Unit Issuance	4.26
Potential Contributor	10.06
Recipient Parties	Preamble
Recipient Party	Preamble
Recipient Party Indemnitees	10.02(a)
Recipient Party Warranty Breach	10.02(b)
Related Party	11.14
rights-of-way	3.21(b) & 4.17(b)
Sarbanes-Oxley Act	3.18(b)
Subject Units	5.05
Tax Indemnified Party	7.09(d)
Tax Indemnifying Party	7.09(d)
Tax Proceeding	7.09(b)
Third-Party Claim	10.03(a)
Warranty Breach	10.02(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Disclosure Schedules are to Articles, Sections, Exhibits and Disclosure Schedules of this Agreement unless otherwise specified. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person to the extent the context so requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed to include any such law or statute as amended from time to time, any rules and regulations promulgated thereunder and any and all Law.

ARTICLE II

CONTRIBUTION

Section 2.01 Contribution. Upon the terms and subject to the conditions of this Agreement, at the Closing, CGSH shall, and CH shall cause CGSH to, contribute, assign, transfer and convey to NRGY, and NRGY shall accept contribution of, the Interests, free and clear of any Liens (the “Contribution”). In consideration for the Contribution, upon the terms and subject to the conditions of this Agreement, at the Closing, NRGY shall deliver to CGSH (or one or more Affiliates of CGSH as designated no later than two Business Days prior to Closing by CH) 35,103,113 duly authorized, validly issued, fully paid and non-assessable NRGY Common Units and 4,387,889 duly authorized, validly issued, fully paid and non-assessable Subordinated Units, in each case free and clear of any Liens, other than restrictions on the ownership or transfer of securities existing under applicable Laws (the “Consideration”).

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the Contribution shall take place at the offices of Simpson Thacher & Bartlett LLP, 909 Fannin Street, Houston, Texas, on the later of (x) June 19, 2013 (but subject to the satisfaction or waiver of all of the conditions set forth in Article VIII on such date), and (y) two Business Days after satisfaction of the conditions set forth in Article VIII (other than any conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing and other than the condition set forth in Section 8.01(a) but subject to the satisfaction of such condition no later than the Closing Date), or at such other time or place as the Contributing Parties and the Recipient Parties may agree in writing; provided that, unless otherwise agreed in writing by the Contributing Parties and the Recipient Parties, the Closing shall occur immediately following the closing of the transactions contemplated by Section 2.01 of the Purchase Agreement (the date upon which Closing actually occurs, the “Closing Date”).

Section 2.03 Closing Deliverables. At the Closing:

(a) The Recipient Parties shall deliver to the Contributing Parties evidence reasonably satisfactory to the Contributing Parties that each of the Recipient Parties and each of NRGM GP and NGRM has waived any right it may have to terminate the Inergy Omnibus Agreement as a result of entry into this Agreement, the Purchase Agreement or the Merger Agreement, or consummating any of the transactions contemplated hereby and thereby;

(b) CGSH and NRGY shall execute and deliver an agreement of assignment assigning to NRGY all of CGSH’s right, title and interest in, to and under the Interests (and admitting NRGY as sole member of Gas Services GP) substantially in the form attached hereto as Exhibit A;

(c) NRGY GP shall deliver to the Contributing Parties evidence reasonably satisfactory to the Contributing Parties that the NRGY Amendment has been entered into and that it will be in full force and effect as of the Closing Date; and

(d) NRGY shall deliver to CGSH (or one or more Affiliates of CGSH as designated prior to Closing by CH) the Consideration issued in book entry form.

Section 2.04 Tax Treatment of the Contribution. The Contribution shall be treated by the Contributing Parties and the Recipient Parties as a contribution by CGSH of an undivided interest in the Interests in exchange for the Consideration under Section 721 of the Code.

Section 2.05 Anti-Dilution. If between the date hereof and the Closing Date, whether or not permitted pursuant to the terms of this Agreement, the outstanding NRGY Common Units shall be changed into a different number of units or other securities by reason of any split, reclassification, recapitalization, combination, merger, consolidation, reorganization or other similar transaction or event, or any distribution payable in equity securities shall be declared thereon with a record date within such period the Consideration payable hereunder shall be appropriately adjusted to provide the Contributing Parties the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING PARTIES

Except as set forth in (i) the Contributing Party Disclosure Schedules, subject to the provisions of Section 11.11 or (ii) the CMLP SEC Documents (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements, to the extent that they are cautionary, predictive or forward-looking in nature) filed prior to the date hereof, the Contributing Parties jointly and severally represent and warrant to the Recipient Parties as of the date hereof and as of the Closing Date that:

Section 3.01 Existence and Power.

(a) Each of the Contributing Parties and Gas Services GP is duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate (or similar) power and all material governmental licenses, qualifications, authorizations, registrations, permits, consents, variances and approvals required to carry on their respective businesses as now conducted. Gas Services GP is in material compliance with all such governmental licenses, qualifications, authorizations, registrations, permits, consents and approvals, and no suspension, revocation, cancellation or declaration of invalidity of any such licenses, qualifications, authorizations, registrations, permits, consents, variances or approvals is pending, or to the knowledge of CH, threatened. Gas Services GP is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to constitute, individually or in the aggregate, a material adverse effect on Gas Services GP.

Section 3.02 Authorization. The execution, delivery and performance by the Contributing Parties of this Agreement and the consummation of the transactions contemplated hereby are within the Contributing Parties’ powers and have been duly authorized by all necessary action on the part of the Contributing Parties and no other action is necessary on the part of the Contributing Parties or any of their Affiliates for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by CH and CGSH. This Agreement constitutes a legal, valid and binding agreement of CH and CGSH, enforceable against CH and CGSH in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

Section 3.03 Governmental Authorization. The execution, delivery and performance by the Contributing Parties of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing or notification by either Contributing Party with any Governmental Authority other than (i) compliance with any applicable requirements of the Exchange Act and (ii) any such action or filing as to which the failure to make or obtain would not reasonably be expected to constitute, individually or in the aggregate, a material adverse effect on Gas Services GP.

Section 3.04 No Undisclosed Liabilities; Activities of the CMLP Parties.

(a) There are no liabilities of Gas Services GP of any kind (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise), other than liabilities of CMLP for which Gas Services GP may be liable under Law as a result of serving as the general partner of CMLP or liabilities set forth on Section 3.04(a) of the Contributing Party Disclosure Schedules. Gas Services GP does not have any assets (other than CMLP General Partner Units and CMLP Incentive Distribution Rights owned by Gas Services GP) and is not party to any Contract (other than its and CMLP’s Organizational Documents and as set forth on Section 3.04(b) of the Contributing Party Disclosure Schedules). Gas Services GP does not conduct and has not conducted any operations or business other than acting as the general partner of CMLP and owning CMLP General Partner Units and CMLP Incentive Distribution Rights.

(b) Neither CMLP nor any of the CMLP Subsidiaries has any indebtedness or liability, absolute or contingent, which is of a nature required to be reflected on the balance sheet of CMLP or in the notes thereto, in each case prepared in conformity with GAAP, and which is not shown or reserved against on the CMLP Financial Statements, other than

(i) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2012, including liens for current Taxes and assessments not in default;

(ii) liabilities of CMLP or any of the CMLP Subsidiaries that, individually or in the aggregate, are not material to the CMLP Group Entities, taken as a whole; or

(iii) liabilities that have been discharged or paid in full prior to the date hereof.

Neither CMLP nor any of the CMLP Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among CMLP and any of the CMLP Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, CMLP in CMLP’s published financial statements or any CMLP SEC Documents.

Section 3.05 Finder’s Fee.

(a) There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Contributing Parties or any of their Subsidiaries or Affiliates who might be entitled to any fee or commission from Gas Services GP in connection with the transactions contemplated by this Agreement.

(b) Gas Services GP has not incurred, and will not be liable for, any Transaction Expenses.

Section 3.06 Capitalization; Ownership.

(a) CH owns 100% of the outstanding equity interests of, and is the sole member of, CGSH. CGSH is the sole member of Gas Services GP and the sole owner, beneficially and of record, of the Interests and will transfer and deliver to NRGY at the Closing good and valid title to the Interests free and clear of any Lien (other than any Lien that may be imposed by the Organizational Documents of Gas Services GP, the Delaware Limited Liability Company Act or applicable federal and state securities law restrictions) and will cause NRGY to be admitted as the sole member of Gas Services GP. Gas Services GP is the sole general partner of CMLP and the sole owner, beneficially and of record, of (x) 1,112,674 CMLP General Partner Units, which constitute 100% of the outstanding CMLP General Partner Units and (y) 100% of the outstanding CMLP Incentive Distribution Rights, in each case, free and clear of any Lien (other than any Lien that may be imposed by the CMLP Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act, or applicable federal and state securities laws).

(b) All of the outstanding Interests, CMLP General Partner Units and CMLP Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable Law and Gas Services GP’s Organizational Documents or the CMLP

Partnership Agreement, as applicable, and are fully paid (to the extent required under Gas Services GP’s Organizational Documents or the CMLP Partnership Agreement, as applicable) and nonassessable (except as such nonassessability is affected by the Delaware Revised Uniform Limited Liability Company Act or the Delaware Revised Uniform Limited Partnership Act, as applicable) and were not issued in violation of any pre-emptive rights, right of first refusal, right of first offer or similar rights of any Person. Except as set forth in this Section 3.06, there are no outstanding (i) units of capital stock, equity interests or voting securities of Gas Services GP, (ii) securities of Gas Services GP convertible into or exchangeable or exercisable for shares of capital stock, equity interests or voting securities of Gas Services GP or equity-based awards or (iii) options or other rights to acquire from CH, CGSH or Gas Services GP, or other obligation (whether firm or contingent) of Gas Services GP to issue, any capital stock, equity interests, voting securities or securities convertible into or exchangeable or exercisable for capital stock, equity interests or voting securities of Gas Services GP. There are no outstanding obligations of Gas Services GP to repurchase, redeem or otherwise acquire any of the securities referred to in Sections 3.06(b)(i), 3.06(b)(ii) and 3.06(b)(iii) (or Section 3.06(a)).

(c) There are no voting trusts, proxies, agreements, commitments or understandings of any character to which CH or CGSH is bound with respect to the voting or transfer of the Interests.

(d) Except for the CMLP General Partner Units, the CMLP Incentive Distribution Rights and 137,105 CMLP Common Units, Gas Services GP does not beneficially, directly or indirectly, own any equity interests or similar interests in any Person.

Section 3.07 Noncontravention. After giving effect to the commitment letters referred to in Section 3.07 of the Contributing Party Disclosure Schedule, the execution, delivery and performance by the Contributing Parties of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with the Organizational Documents of CH, CGSH or Gas Services GP, (ii) assuming compliance with the matters referred to in Section 3.03, violate or conflict with any Law, (iii) require any consent or other action by any Person under, constitute a default under, result in a violation of or conflict with, or give rise to any right of termination, cancellation, modification or acceleration of any right or obligation of the CMLP Group Entities or to a loss of any benefit to which any of the CMLP Group Entities is entitled under any provision of any Contract binding upon the CMLP Group Entities or (iv) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien upon the Interests or upon any assets or properties of the CMLP Parties, except in the case of clauses (ii), (iii) and (iv), as have not had and would not reasonably be expected to constitute, individually or in the aggregate, a CMLP Material Adverse Effect.

Section 3.08 Employees and Employee Benefit Plans.

(a) (i) Section 3.08(a)(i) of the Contributing Party Disclosure Schedules sets forth a complete and accurate list of each material CMLP Party Employee Benefit Plan and (ii) true, correct and complete copies (or, to the extent no such copy exists, an accurate description thereof) of each such material CMLP Party Employee Benefit Plan and any related documents, including all amendments thereto, have been furnished or made available to the Recipient Parties. To the extent applicable, there has also been furnished or made available to the Recipient Parties, with respect to each material CMLP Party Employee Benefit Plan, any related trust agreement or other funding instrument, the most recent favorable determination letter from the Internal Revenue Service (or opinion letter, as applicable), the reports on Form 5500 for the immediately preceding year and the attached schedules and the most recent summary plan description and summaries of material modifications thereto, if applicable, with respect to each material CMLP Employee Benefit Plan.

(b) Neither the CMLP Parties nor any company or other entity that is required to be treated as a single employer together with the CMLP Parties under Sections 414(b), (c), (m) or (o) of the Code has any liability (whether secondary, contingent or otherwise) with respect to an Employee Benefit Plan that (i) is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA; (ii) is a multiemployer plan or a “multiple employer plan” (as such term is defined in Section 413(c) of the Code); or (iii) provides for any post-employment welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (or similar state or local law).

(c) Except as would not constitute, individually or in the aggregate, a CMLP Material Adverse Effect:

(i) the CMLP Party Employee Benefit Plans (A) have been established and maintained (in form and in operation) in accordance with their terms and with ERISA, the Code and all other applicable Laws and (B) if intended to be qualified under Section 401(a) of the Code, are so qualified and have received a favorable determination letter as to their qualification, or if such plan is a prototype plan, an opinion or notification letter and nothing has occurred, whether by action or failure to act that could reasonably be expected to cause the loss of such qualification;

(ii) each CMLP Group Entity and each entity employing or engaging current or former CMLP Related Employees is, and has been, in compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation;

(iii) no event has occurred and no condition exists that would subject a CMLP Group Entity either directly or by reason of their affiliation with any company or other entity that is required to be treated as a single employer together with CMLP under Sections 414(b), (c), (m) or (o) of the Code to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws;

(iv) all contributions, premium payments and other payments required to be made in connection with each CMLP Party Employee Benefit Plan have been timely made or, if applicable, accrued to the extent required by GAAP;

(v) each CMLP Party Employee Benefit Plan maintained or sponsored by a CMLP Group Entity can be unilaterally amended or terminated at any time by a CMLP Group Entity without liability other than liability for benefits accrued to the date of such amendment or termination pursuant to the terms of the plan;

(vi) there are no actions, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of CH, threatened against, or with respect to, any of the CMLP Party Employee Benefit Plans and no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims; and

(vii) there is no administrative investigation, audit or other administrative proceeding pending (other than routine qualification determination filings) or, to the knowledge of CH, threatened, with respect to any of the CMLP Party Employee Benefit Plans by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

(d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (i) entitle any current or former director or current or former CMLP Related Employee to any retirement, severance, change of control, unemployment compensation or any other payment or enhanced or accelerated benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director or CMLP Related Employee, or result in any limitation on the right of the CMLP Group Entities and their Affiliates to amend, merge, terminate or receive a reversion of assets from any CMLP Party Employee Benefit Plan or related trust, (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to an CMLP Group Entity or its Affiliates that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or (iv) result in the funding of any “rabbi” or similar trust pursuant to any CMLP Employee Benefit Plan. No CMLP Employee Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code.

(e) Except as disclosed in Section 4.08(e) of the Contributing Party Disclosure Schedules, no CMLP Group Entity or entity employing or engaging CMLP Related Employees is a party to, or subject to, or negotiating a collective bargaining agreement or any other contract with a labor union or representative of employees. There is no pending or, to the knowledge of CH, threatened strike, walkout or other work stoppage or any union organizing effort by or with respect to any CMLP Related Employees, nor has there been any such material strike, walkout or other work stoppage or, to the knowledge of CH, union organizing effort within the past five (5) years. There is no unfair labor practice charge pending or, to the knowledge of CH, threatened against any CMLP Group Entity.

(f) The CMLP Parties do not (i) employ and, have not at any time employed, any employees or (ii) retain, and have not at any time retained, the services of any independent contractors.

Section 3.09 Inspections; No Other Representations. Each Contributing Party is an informed and sophisticated party, and has engaged expert advisors, experienced in the evaluation and investment in the Consideration and companies such as NRGY as contemplated hereunder. Each Contributing Party has undertaken a sufficient investigation to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. CH, on its behalf and on behalf of its Affiliates, agrees to accept the Consideration on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Recipient Parties, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, the Contributing Parties acknowledge that the Recipient Parties make no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the Recipient Parties of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the NRGY Common Units that compose the Consideration or the future business and operations of NRGY and its Subsidiaries or (ii) any other information or documents made available to the Recipient Parties or their counsel, accountants or advisors with respect to the NRGY Common Units that compose the Consideration or NRGY and its Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement.

Section 3.10 Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of CH, threatened (including any cease and desist letter and invitation to take a license) against the CMLP Parties or any of their properties, assets, operations or business before any Governmental Authority, except for any such action, suit, investigation or proceeding (i) arising after the date of this Agreement that challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, the Contribution Agreement or the Merger Agreement or (ii) would not reasonably be expected to constitute, individually or in the aggregate, a CMLP Material Adverse Effect.

Section 3.11 Investment Representation. The Contributing Parties are purchasing the Consideration for their own account with the present intention of holding the underlying NRGY Common Units comprising the Consideration for investment purposes and not with a view to or for sale in connection with any public distribution of such units in violation of any federal or state securities laws. The Contributing Parties acknowledge that such NRGY Common Units have not been registered under federal and state securities laws and that such NRGY Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.

Section 3.12 Compliance with Laws and Court Orders.

(a) Except with respect to Tax matters (which are provided for in Section 3.15), Environmental Law (which is provided for in Section 3.19) and employee benefit matters (which are provided for in Section 3.08) CMLP and each of the CMLP Group Entities is in compliance with all, and is not in default under or in violation of, applicable Law, other than any noncompliance, default or violation which would not, individually or in the aggregate, constitute an CMLP Material Adverse Effect. No CMLP Group Entity has received any written communication within the past two years from a Governmental Authority that alleges that any CMLP Group Entity is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not constitute, individually or in the aggregate, an CMLP Material Adverse Effect.

(b) The CMLP Group Entities are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the “CMLP Permits”), except where the failure to be in possession of such CMLP Permits would not, individually or in the aggregate, constitute an CMLP Material Adverse Effect. None of the CMLP Group Entities in default or violation of any of the CMLP Permits, except for any such defaults or violations that would not, individually or in the aggregate, constitute an CMLP Material Adverse Effect. No suspension or cancellation of any of the CMLP Permits is pending or, to the knowledge of CH, threatened, except where such suspension or cancellation would not constitute, individually or in the aggregate, an CMLP Material Adverse Effect. As of the Execution Date, to the knowledge of CH, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the CMLP Group Entities under, any CMLP Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any CMLP Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not constitute, individually or in the aggregate, an CMLP Material Adverse Effect.

Section 3.13 Affiliated Transaction. Except as set forth on Section 3.13 of the Contributing Party Disclosure Schedules, no current or former officer, director, employee, equity holder or Affiliate of the Contributing Parties or of the CMLP Parties or any individual in such officer’s, director’s, employee’s or equity holder’s immediate family is a party to any agreement, Contract, commitment or transaction with any of the CMLP Parties and their controlled Affiliates. Neither of the Contributing Parties nor any of their Affiliates (other than controlled Affiliates of Gas Services GP) own any assets that are used in the business of CMLP or any of its Subsidiaries.

Section 3.14 Commitment Letters. The Contributing Parties have delivered to the Recipient Parties true and complete copies of the executed commitment letter, dated as of the date hereof by and among CH and the Financing Sources regarding the terms and conditions of the financing to be provided by such commitment letter attached hereto as Exhibit B (such commitment letter, including all exhibits, schedules, annexes and amendments thereto and each such fee letter and engagement letter, collectively, the “CH Commitment Letters”). The CH Commitment Letters have been duly executed and delivered by CH and, assuming the due authorization, execution and delivery hereof by the other parties thereto, constitute a legal, valid and binding agreement of CH enforceable against CH in accordance with their terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)) and, to the knowledge of CH, and are not subject to any conditions precedent related to the funding of the net proceeds of the Debt Financing that are not set forth in the CH Commitment Letters. The CH Commitment Letters have not been amended or modified prior to the date hereof and the respective commitments contained in the CH Commitment Letters have not been reduced, withdrawn or rescinded prior to the date hereof. As of the date hereof, the Contributing Parties are not aware of any event that has occurred which, with or without notice, lapse of time or both, would constitute a default or breach by CH under any term or condition of the CH Commitment Letters, and, as of the date hereof, the Contributing Parties have no reason to believe that CH or any other party thereto will be unable to satisfy on a timely basis any of the conditions to the Debt Financing to be satisfied pursuant to the CH Commitment Letters. CH or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the CH Commitment Letters to be paid by the date hereof.

Section 3.15 Tax Matters. Except as would not, individually or in the aggregate, constitute an CMLP Material Adverse Effect:

(a) each of the CMLP Group Entities has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by it;

(b) all Taxes owed by the CMLP Group Entities (whether or not shown on any Tax Return) have been duly and timely paid in full;

(c) there is no Proceeding now pending against any of the CMLP Group Entities in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by any of the CMLP Group Entities that is still pending;

(d) no written claim has been made by any Tax authority in a jurisdiction where any of the CMLP Group Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by any CMLP Group Entity;

(e) except as set forth in Section 3.15(e) of the Contributing Party Disclosure Schedule, none of the CMLP Subsidiaries has any outstanding request for an extension of time within which to pay Taxes or file Tax Returns;

(f) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from any of the CMLP Group Entities;

(g) each of the CMLP Group Entities has complied in all material respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(h) each of the CMLP Group Entities that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code;

(i) except as set forth in Section 3.15(i) of the Contributing Party Disclosure Schedule, none of the CMLP Group Entities has been a member of an Affiliated group filing a consolidated federal income Tax Return and none of the CMLP Group Entities has any liability for the Taxes of any Person (other than a CMLP Party or the CMLP Group Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise;

(j) in each tax year since the formation of CMLP up to and including the current tax year, at least 90% of the gross income of CMLP has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code;

(k) For U.S. federal income Tax purposes, Gas Services GP is, and has been since its formation, treated as a disregarded entity; and

(l) except for Crestwood Midstream Finance Corporation, none of the CMLP Group Entities is treated as a corporation for U.S. federal tax purposes.

Section 3.16 Financial Statements. The historical financial statements of CMLP included in the CMLP SEC Documents, including all related notes and schedules (the “CMLP Financial Statements”): (i) comply as to form in all material respects with the Securities Act, Exchange Act and applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) fairly present in all material respects the consolidated financial position of CMLP and the CMLP Subsidiaries, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in partners’ equity of the entities to which such CMLP Financial Statements relate for the periods indicated; and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Rule 10-01 of Regulation S-X) and subject, in the case of interim financial statements, to normal year-end adjustments.

Section 3.17 CMLP SEC Documents and Internal Controls.

(a) Since December 31, 2010, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents required to be filed or furnished by CMLP with or to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act (the “CMLP SEC Documents”), have been timely filed or furnished in accordance with the rules and regulations of the SEC. All such CMLP SEC Documents (i) complied as to form in all material respects in accordance with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder and (ii) as of its filing date in the case of any Exchange Act report and as of its effective date in the case of any Securities Act filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no outstanding or unresolved comments received from the SEC staff with respect to the CMLP SEC Documents. To the knowledge of CH, none of the CMLP SEC Documents is the subject of ongoing SEC review or investigation.

(b) CMLP has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. CMLP’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by CMLP in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to CMLP’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). CMLP’s management has completed its assessment of the effectiveness of CMLP’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2012, and such assessment concluded that such controls were effective. To knowledge of CH, it has disclosed, based on its most recent evaluations, to CMLP’s outside auditors and the audit committee of the CMLP Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect CMLP’s ability to record, process, summarize and report financial information (as defined in Rule 13a-15(f) of the Exchange Act) and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the CMLP’s internal controls over financial reporting.

Section 3.18 Material Contracts.

(a) Except for those agreements filed as exhibits to the CMLP SEC Documents and those agreements set forth on Section 3.20(a) of the Contributor Party Disclosure Schedules (collectively, the “CMLP Material Agreements”), none of the CMLP Group Entities is a party to, or is bound by, any agreements, contracts or commitments (whether written or oral):

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S K of the SEC);

(ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000;

(iii) which contains any provision that prior to or following the date hereof would materially restrict or alter the conduct of business of, or purport to materially restrict or alter the conduct of business of, whether or not binding on, CMLP or any controlled Affiliate of CMLP, including by materially restricting the disposition of any business or assets;

(iv) which is a lease or license (whether of real, personal or intangible property) providing for annual rentals or fees of $5,000,000 or more that cannot be terminated by any CMLP Group Entity on not more than 60 days’ notice without payment by such CMLP Group Entity of any material penalty;

(v) which is an agreement for the purchase of materials, supplies, goods, services, equipment or other assets that in each case both (A) cannot be terminated by any CMLP Group Entity on not more than 60 days’ notice without payment by any of CMLP Group Entity of any material penalty and (B) involves annual revenues or payments in excess of $10,000,000;

(vi) which is a partnership, joint venture or other similar agreement or arrangement;

(vii) any contract that relates to any commodity or interest rate swap, cap or collar or other similar hedging or derivate transactions, other than any contract for purchase and sale of commodities and the associated hedging instruments entered into in the ordinary course of business consistent with past practice;

(viii) which is a contract relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise) with a purchase price of $10,000,000 or more;

(ix) any contract relating to the gathering, processing, treating, transportation, storage, sale or purchase of natural gas, condensate or other liquid or gaseous hydrocarbons or the products therefrom, or the provision of services related thereto (including any operation, operation servicing or maintenance contract) in each case that involves annual revenues or payments in excess of $10,000,000; or

(x) any contract relating to the construction of capital assets or other capital expenditures in each case that involves annual revenues or payments in excess of $10,000,000.

(b) Except to the extent that enforceability thereof may be limited by Creditors’ Rights; and provided, further, that any indemnity, contribution and exoneration provisions contained in any such CMLP Material Agreement may be limited by applicable Law and public policy, each of the CMLP Material Agreements (i) constitutes the valid and binding obligation of the applicable CMLP Group Entity, and to the knowledge of CH constitutes a valid and binding obligation of the other parties thereto (ii) is in full force and effect as of the date hereof and (iii) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement, in each case unless the failure to be so would not constitute, individually or in the aggregate, an CMLP Material Adverse Effect.

(c) There is not, to the knowledge of CH, under any CMLP Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not constitute, individually or in the aggregate, a CMLP Material Adverse Effect.

Section 3.19 Environmental Matters. Except as reflected in the CMLP Financial Statements, and except for any such matter that individually or in the aggregate would not constitute a CMLP Material Adverse Effect:

(a) each of the CMLP Group Entities and its assets, real properties and operations are in compliance with all Environmental Law and Environmental Permits;

(b) each of the CMLP Group Entities has, as applicable, developed and submitted or obtained and maintained all Environmental Permits necessary for the conduct and operation of its business as currently conducted and operated, and all such Environmental Permits are in full force and effect and to the knowledge of CH, there is no pending or threatened challenge to any Environmental Permit or reason to believe any pending application for any Environmental Permit will not be approved in reasonably acceptable form and substance;

(c) none of the CMLP Group Entities has received any written notice from any Person alleging with respect to any of the CMLP Group Entities, the violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state laws) or any Environmental Permit, and to the knowledge of CH, no occurrence or condition exists that would reasonably be expected to result in the receipt of such notice;

(d) there has been no Release of any Hazardous Material at, on, under or from any real properties or facilities as a result of the operations of the CMLP Group Entities that has not been remediated as required by any Environmental Law or Environmental Permit or otherwise adequately reserved for in the CMLP Financial Statements and to the knowledge of CH, there is no occurrence or condition relating to any such Release that would reasonably be expected to result in any of the CMLP Group Entities having liability under any Environmental Law or Environmental Permit; and

(e) the CMLP Group Entities have provided or otherwise made available to the Buyer Group Entities true and complete copies of all material written environmental assessment reports that have been prepared by or on behalf of the CMLP Group Entities and that are in any of the CMLP Group Entities’ possession.

This Section 3.19, and Sections 3.04, 3.07, 3.18 and 3.21 hereof, constitute the sole and exclusive representation and warranty of the CMLP Parties with respect to Environmental Permits, the Release of or exposure to Hazardous Materials and Environmental Law.

Section 3.20 Title to Properties and Rights of Way.

(a) Each of the CMLP Group Entities has indefeasible title to all material real property and good title to all material tangible personal property owned by such CMLP Group Entity, in each case which is material to the business of such CMLP Group Entity, free and clear of all Liens except Permitted Liens, except as would not, individually or in the aggregate, constitute CMLP Material Adverse Effect.

(b) Each of the CMLP Group Entities owns or has the right to use such consents, easements, rights-of-way, permits or licenses from each Person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described in the CMLP SEC Reports, except for such rights-of-way the absence of which would not, individually or in the aggregate, result in an CMLP Material Adverse Effect. Each such right-of-way is valid and enforceable, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law), and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of the businesses of the CMLP Group Entities, except where the failure of any such right-of-way to be valid or enforceable or to grant the rights purported to be granted thereby or necessary thereunder would not, individually or in the aggregate, result in a CMLP Material Adverse Effect. Each of the CMLP Group Entities has fulfilled and performed all its material obligations with respect to such rights-of-way and, to the knowledge of CH, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for any failure to fulfill or perform or any such revocations, terminations and impairments that would not, individually or in the aggregate, result in a CMLP Material Adverse Effect; and no such rights-of-way contain any restriction that materially prevents the operation of the businesses of the CMLP Group Entities, taken as a whole, and as currently conducted.

(c) There is no pending (or, to the knowledge of CH, threatened) condemnation of any material part of the real property used and necessary for the conduct of the businesses of the CMLP Group Entities, as they are presently conducted, by any Governmental Authority or other Person.

Section 3.21 Insurance. The CMLP Group Entities own, hold, maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts required by applicable Law and customary for the businesses in which they operate.

The CMLP Group Entities are in compliance with the terms of all insurance policies in all material respects; and there are no material claims by any of the CMLP Group Entities under any such insurance policy as to which any insurance company is denying liability or defending under a reservation of rights clause. Except as would not, individually or in the aggregate, constitute a CMLP Material Adverse Effect, none of the CMLP Group Entities has received any written notice from any insurer or agent of such insurer that such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any insurance policy.

Section 3.22 Absence of Certain Changes. Since December 31, 2012 through the date hereof, no events, changes, effects or developments have occurred that have had or would be reasonably expected to have, individually or in the aggregate, a CMLP Material Adverse Effect.

Section 3.23 Regulation. None of the CMLP Group Entities is, nor will any of the CMLP Group Entities be following the consummation of the transactions contemplated hereby, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.24 Intellectual Property. CMLP and the CMLP Subsidiaries own or have the right to use all other Intellectual Property necessary for the operation of the businesses of each of CMLP and the CMLP Subsidiaries as presently conducted (collectively, the “CMLP Intellectual Property”), free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, constitute a CMLP Material Adverse Effect. To the knowledge of CH, (i) the use of the CMLP Intellectual Property by CMLP and the CMLP Subsidiaries and the operation of the business of each of CMLP and the CMLP Subsidiaries as presently conducted does not infringe or misappropriate any Intellectual Property of any other Person; (ii) no Person is infringing or misappropriating the Intellectual Property of CMLP and the CMLP Subsidiaries; and (iii) CMLP and the CMLP Subsidiaries reasonably protect the operation and security of their material software and systems (and the data therein) and there have been no breaches or outages of same, except, in each case, for such matters that would not constitute, individually or in the aggregate, a CMLP Material Adverse Effect.

Section 3.25 State Takeover Laws. No approvals are required under state takeover or similar laws in connection with the performance by the CMLP Parties of their obligations under this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE RECIPIENT PARTIES

Except as set forth in (i) the Recipient Party Disclosure Schedules, subject to the provisions of Section 11.11 or (ii) the NRGY SEC Documents (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements, to the extent that they are cautionary, predictive or forward-looking in nature) filed prior to the date hereof, the Recipient Parties jointly and severally represent and warrant to the Contributing Parties as of the date hereof and as of the Closing Date that:

Section 4.01 Existence and Power. Each of the Recipient Parties is duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate (or similar) power and all material governmental licenses, qualifications, authorizations, registrations, permits, consents, variances and approvals required to carry on their respective businesses as now conducted. NRGY is in material compliance with all such governmental licenses, qualifications, authorizations, registrations, permits, consents and approvals, and no suspension, revocation, cancellation or declaration of invalidity of any such licenses, qualifications, authorizations, registrations, permits, consents, variances or approvals is pending, or to the knowledge of NRGY GP, threatened. NRGY is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to constitute, individually or in the aggregate, an NRGY Material Adverse Effect.

Section 4.02 Authorization. The execution, delivery and performance by the Recipient Parties of (i) this Agreement and the consummation of the transactions contemplated hereby and (ii) the NRGM Common Unit Distribution, are within the Recipient Parties’ powers and have been duly authorized by all necessary corporate (or similar) action on the part of the Recipient Parties and no other action is necessary on the part of the Recipient Parties or any of their Affiliates for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by NRGY and/or NRGY GP, as applicable. This Agreement constitutes a valid and binding agreement of NRGY and/or NRGY GP, as applicable, enforceable against NRGY and/or NRGY GP in accordance with its terms, except as such enforceability may be limited by applicable Creditor’s Rights.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Recipient Parties of this Agreement, the consummation of the transactions contemplated hereby, including the NRGM Common Unit Distribution and the Follow-On Contributions and the purchase of the Partnership Interests (as such term is defined in the Purchase Agreement) pursuant to the Purchase Agreement, require no action by or in respect of, or filing or notification by either Recipient Party or any NRGY Group Entity with any Governmental Authority other than (i) compliance with any applicable requirements of the Exchange Act and (ii) any such action or filing as to which the failure to make or obtain would not reasonably be expected to constitute, individually or in the aggregate, an NRGY Material Adverse Effect.

Section 4.04 Finder’s Fee. Except for Greenhill & Co., Inc. and SunTrust Robinson Humphrey Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Recipient Parties or NRGY Group Entities who might be entitled to any fee or commission from NRGY in connection with the transactions contemplated by this Agreement and the NRGM Common Unit Distribution.

Section 4.05 Capitalization; Ownership.

(a) NRGY will transfer and deliver to CGSH (or one or more Affiliates of CGSH as designated prior to Closing by CH) at the Closing good and valid title to the Consideration free and clear of any Lien (other than any Liens imposed by the NRGY

Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act or applicable federal and state securities law restrictions). As of the date of this Agreement, there are 130,508,030 NRGY Common Units, 1,232,222 restricted NRGY Common Units granted pursuant to the Inergy LP Long-Term Incentive Plan and 4,867,252 NRGY Class A units outstanding. 4,019,837 of the Class A units are owned by Inergy Partners, L.L.C and 847,415 of the Class A Units are owned by IPCH Acquisition Corp. There are no NRGY Class B Units outstanding.

(b) All of the outstanding NRGY Common Units and NRGY Class A Units have been duly authorized and validly issued in accordance with applicable Law and the NRGY Partnership Agreement and are fully paid (to the extent required under the NRGY Partnership Agreement) and nonassessable (except as such nonassessability is affected by the Delaware Revised Uniform Limited Partnership Act) and were not issued in violation of any pre-emptive rights, right of first refusal, right of first offer or similar rights of any Person. Except as set forth in Section 4.05 of the Recipient Party Disclosure Schedules, there are no outstanding (i) units of capital stock, equity interests or voting securities of NRGY, (ii) securities of NRGY convertible into or exchangeable or exercisable for shares of capital stock, equity interests or voting securities of NRGY or equity-based awards or (iii) options or other rights to (x) receive cash in respect of the value of any capital stock, equity interests, voting securities or securities convertible into or exchangeable or exercisable for capital stock or (y) to acquire from NRGY, or other obligation (whether firm or contingent) of NRGY to issue, any capital stock, equity interests, voting securities or securities convertible into or exchangeable or exercisable for capital stock, equity interests or voting securities of NRGY. Except as provided under the Inergy Long Term Incentive Plan and the award agreements thereunder, there are no outstanding obligations of NRGY to repurchase, redeem or otherwise acquire any of the securities referred to in Sections 4.05(b)(i), 4.05(b)(ii), 4.05(b)(iii) (or Section 4.05(a)).

(c) Except as described in the NRGY Partnership Agreement, there are no voting trusts, proxies, agreements, commitments or understandings of any character to which NRGY or NRGY GP is bound with respect to the voting or transfer of the NRGY Common Units.

(d) As of the date of this Agreement, NRGY owns no material assets other than (i) 56,398,707 NRGM Common Units, (ii) 99.5% of the Class A limited liability company interests in Inergy Partners, L.L.C., (iii) all of the Class A stock in IPCH Acquisition Corp., (iv) 142,047 units of Suburban Propane Partners, L.P., (v) 100% of the limited partners interests in Inergy Midstream Holdings, L.P. and (vi) all of the issued and outstanding limited liability company interests, partnership interests or shares, as applicable of Inergy Finance Corp., Tres Palacios Gas Storage LLC, Inergy Operations, LLC and MGP GP, LLC.

Section 4.06 Noncontravention. After giving effect to the transactions contemplated by the commitment letters referred to in Section 4.06 of the Recipient Party Disclosure Schedules, the execution, delivery and performance by the Recipient Parties of this Agreement, the consummation of the transactions contemplated hereby, including the NRGM Common Unit Distribution and the Follow-On Contributions, and the purchase of the Partnership Interests (as such term is defined in the Purchase Agreement) pursuant to the Purchase Agreement, do not and will not (i) violate or conflict with the Organizational Documents of NRGY or NRGY GP, (ii) assuming compliance with the matters referred to in Section 4.03, violate or conflict with any Law, (iii) require any consent or other action by any Person under, constitute a default under, result in a violation of or conflict with, or give rise to any right of termination, cancellation, modification or acceleration of any right or obligation of the Recipient Parties or any NRGY Group Entity or to a loss of any benefit to which any of the foregoing is entitled under any provision of any Contract binding upon any of the foregoing other than as required under the Existing NRGY Credit Agreement or (iv) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien upon any assets or properties of NRGY, except in the case of clauses (ii), (iii) and (iv), as have not had and would not reasonably be expected to constitute, individually or in the aggregate, an NRGY Material Adverse Effect.

Section 4.07 Commitment Letters. The Recipient Parties have delivered to the Contributing Parties true and complete copies of the executed commitment letter, dated as of the date hereof by and among NRGY and the Financing Sources regarding the terms and conditions of the financing to be provided by such commitment letter attached hereto as Exhibit C (such commitment letter, including all exhibits, schedules, annexes and amendments thereto and each such fee letter and engagement letter, collectively, the “NRGY Commitment Letters”). The NRGY Commitment Letters have been duly executed and delivered by NRGY and, assuming the due authorization, execution and delivery hereof by the other parties thereto, constitute a legal, valid and binding agreement of NRGY enforceable against NRGY in accordance with their terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)) and, to the knowledge of the NRGY GP are not subject to any conditions precedent related to the funding of the net proceeds of the Debt Financing that are not set forth in the NRGY Commitment Letters. The NRGY Commitment Letters have not been amended or modified prior to the date hereof and the respective commitments contained in the NRGY Commitment Letters have not been reduced, withdrawn or rescinded prior to the date hereof. As of the date hereof, the Recipient Parties are not aware of any event that has occurred which, with or without notice, lapse of time or both, would constitute a default or breach by NRGY under any term or condition of the NRGY Commitment Letters, and, as of the date hereof, the Recipient Parties have no reason to believe that NRGY or any other party thereto will be unable to satisfy on a timely basis any of the conditions to the Debt Financing to be satisfied pursuant to the NRGY Commitment Letters. NRGY or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the NRGY Commitment Letters to be paid by the date hereof.

Section 4.08 NRGM Common Unit Distribution. The NRGM Common Unit Distribution is not required to be registered with the SEC pursuant to the Securities Act or the Exchange Act.

Section 4.09 Registration Rights. Except as contemplated to be granted pursuant to the Purchase Agreement, there are no registration rights applicable to the NRGY Common Units other than those registration rights set forth in Section 7.12 of the NRGY Partnership Agreement. No Person has requested registration of any NRGY Partnership Securities pursuant to Section 7.12 of the NRGY Partnership Agreement.

Section 4.10 Financial Statements. The historical financial statements of NRGY included in the NRGY SEC Reports, including all related notes and schedules (the “NRGY Financial Statements”): (i) comply as to form in all material respects with the Securities Act, Exchange Act and applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) fairly present in all material respects the consolidated financial position of NRGY and its Subsidiaries, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in partners’ equity of the entities to which such NRGY Financial Statements relate for the periods indicated; and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Rule 10-01 of Regulation S-X) and subject, in the case of interim financial statements, to normal year-end adjustments.

Section 4.11 Absence of Undisclosed Liabilities.

(a) Neither NRGY nor any of the NRGY Group Entities has any indebtedness or liability, absolute or contingent, which is of a nature required to be reflected on the balance sheet of NRGY or in the notes thereto, in each case prepared in conformity with GAAP, and which is not shown or reserved against on the NRGY Financial Statements, other than:

(i) liabilities incurred or accrued in the ordinary course of business consistent with past practice since September 30, 2012, including liens for current Taxes and assessments not in default;

(ii) liabilities of NRGY or any of the NRGY Group Entities that, individually or in the aggregate, are not material to NRGY and the NRGY Group Entities, taken as a whole; or

(iii) liabilities that have been discharged or paid in full prior to the date hereof.

(b) Neither NRGY nor any of the NRGY Group Entities is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among NRGY and any of the NRGY Group Entities, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, NRGY in NRGY’s published financial statements or any NRGY SEC Reports.

Section 4.12 NRGY SEC Reports and Internal Controls.

(a) Since September 30, 2010, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents required to be filed or furnished by NRGY with or to the SEC, as applicable, pursuant to the Securities Act or the Exchange Act (the “NRGY SEC Reports”) have been timely filed or furnished in accordance with the rules and regulations of the SEC. All such NRGY SEC Reports (i) complied as to form in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) as of its filing date in the case of any Exchange Act report and as of its effective date in the case of any Securities Act filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no outstanding or unresolved comments received from the SEC staff with respect to the NRGY SEC Reports. To the knowledge of NRGY GP, none of the NRGY SEC Reports is the subject of ongoing SEC review or investigation.

(b) NRGY has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. NRGY’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by NRGY in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to NRGY’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. NRGY’s management has completed its assessment of the effectiveness of NRGY’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended September 30, 2012, and such assessment concluded that such controls were effective. To the knowledge of NRGY GP, NRGY has disclosed, based on its most recent evaluations, to NRGY’s outside auditors and the audit committee of the NRGY Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect NRGY’s ability to record, process, summarize and report financial information (as defined in Rule 13a-15(f) of the Exchange Act) and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the NRGY’s internal controls over financial reporting.

Section 4.13 Compliance with Law; Permits.

(a) Except with respect to Tax matters (which are provided for in Section 4.19), Environmental Law (which is provided for in Section 4.16) and employee benefit matters (which are provided for in Section 4.20) NRGY and each of the NRGY Group Entities is in compliance with all, and is not in default under or in violation of, applicable Law, other than any noncompliance, default or violation which would not, individually or in the aggregate, constitute an NRGY Material Adverse Effect. No NRGY Group Entity

has received any written communication within the past two years from a Governmental Authority that alleges that any NRGY Group Entity is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not constitute, individually or in the aggregate, an NRGY Material Adverse Effect.

(b) The NRGY Group Entities are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the “NRGY Permits”), except where the failure to be in possession of such NRGY Permits would not, individually or in the aggregate, constitute an NRGY Material Adverse Effect. None of the NRGY Group Entities in default or violation of any of the NRGY Permits, except for any such defaults or violations that would not, individually or in the aggregate, constitute an NRGY Material Adverse Effect. No suspension or cancellation of any of the NRGY Permits is pending or, to the knowledge of NRGY GP, threatened, except where such suspension or cancellation would not constitute, individually or in the aggregate, an NRGY Material Adverse Effect. As of the Execution Date, to the knowledge of NRGY GP, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the NRGY Group Entities under, any NRGY Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any NRGY Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not constitute, individually or in the aggregate, an NRGY Material Adverse Effect.

Section 4.14 Material Contracts.

(a) Except for those agreements filed as exhibits to the NRGY SEC Reports and those agreements set forth on Section 4.14(a) of the Recipient Party Disclosure Schedules (collectively, the “NRGY Material Agreements”), none of the NRGY Group Entities is a party to, or is bound by, any agreements, contracts or commitments (whether written or oral):

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000;

(iii) which contains any provision that prior to or following the date hereof would materially restrict or alter the conduct of business of, or purport to materially restrict or alter the conduct of business of, whether or not binding on, NRGY or any controlled Affiliate of NRGY, including by materially restricting the disposition of any business or assets;

(iv) which is a lease or license (whether of real, personal or intangible property) providing for annual rentals or fees of $5,000,000 or more that cannot be terminated by any NRGY Group Entity on not more than 60 days’ notice without payment by such NRGY Group Entity of any material penalty;

(v) which is an agreement for the purchase of materials, supplies, goods, services, equipment or other assets that in each case both (A) cannot be terminated by any NRGY Group Entity on not more than 60 days’ notice without payment by any of NRGY Group Entity of any material penalty and (B) involves annual revenues or payments in excess of $10,000,000;

(vi) which is a partnership, joint venture or other similar agreement or arrangement;

(vii) any contract that relates to any commodity or interest rate swap, cap or collar or other similar hedging or derivate transactions, other than any contract for purchase and sale of commodities and the associated hedging instruments entered into in the ordinary course of business consistent with past practice;

(viii) which is a contract relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise) with a purchase price of $10,000,000 or more;

(ix) any contract relating to the gathering, processing, treating, transportation, storage, sale or purchase of natural gas, condensate or other liquid or gaseous hydrocarbons or the products therefrom, or the provision of services related thereto (including any operation, operation servicing or maintenance contract) in each case that involves annual revenues or payments in excess of $10,000,000; or

(x) any contract relating to the construction of capital assets or other capital expenditures in each case that involves annual revenues or payments in excess of $10,000,000.

(b) Except to the extent that enforceability thereof may be limited by Creditors’ Rights; and provided, further, that any indemnity, contribution and exoneration provisions contained in any such NRGY Material Agreement may be limited by applicable Law and public policy, each of the NRGY Material Agreements (i) constitutes the valid and binding obligation of the applicable NRGY Group Entity and, to the knowledge of NRGY GP, constitutes the valid and binding obligation of the other parties thereto, (ii) is in full force and effect as of the date hereof, and (iii) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement, in each case unless the failure to be so would not constitute, individually or in the aggregate, an NRGY Material Adverse Effect.

(c) There is not, to the knowledge of NRGY GP, under any NRGY Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not reasonably be expected to constitute, individually or in the aggregate, an NRGY Material Adverse Effect.

Section 4.15 Legal Proceedings. There are no pending (or to the knowledge of NRGY GP, threatened) Proceedings, with respect to which any NRGY Group Entity has been contacted in writing by counsel for the plaintiff or claimant, against or affecting any NRGY Group Entity or any of their properties, assets, operations or business and which constitute, individually or in the aggregate, an NRGY Material Adverse Effect. Except as would not individually constitute an NRGY Material Adverse Effect, none of the NRGY Group Entities is a party or subject to or in default under any order, injunction, judgment, decree, ruling or other similar requirement applicable to it or any of its properties, assets, operations or business.

Section 4.16 Environmental Matters. Except as reflected in the NRGY Financial Statements, and except for any such matter that would not constitute, individually or in the aggregate, an NRGY Material Adverse Effect:

(a) each of the NRGY Group Entities and its assets, real properties and operations are in compliance with all Environmental Law and Environmental Permits;

(b) each of the NRGY Group Entities has, as applicable, developed and submitted or obtained and maintained all Environmental Permits necessary for the conduct and operation of its business as currently conducted and operated, and all such Environmental Permits are in full force and effect and to the knowledge of NRGY GP, there is no pending or threatened challenge to any Environmental Permit or reason to believe any pending application for any Environmental Permit will not be approved in reasonably acceptable form and substance;

(c) none of the NRGY Group Entities has received any written notice from any Person alleging, with respect to any of the NRGY Group Entities, the violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state laws) or any Environmental Permit, and to the knowledge of NRGY GP, no occurrence or condition exists that would reasonably be expected to result in the receipt of such notice;

(d) there has been no Release of any Hazardous Material at, on, under or from any real properties or facilities as a result of the operations of the NRGY Group Entities that has not been remediated as required by any Environmental Law or Environmental Permit or otherwise adequately reserved for in the NRGY Financial Statements and to the knowledge of NRGY GP, there is no occurrence or condition relating to any such Release that would reasonably be expected to result in any of the NRGY Group Entities having liability under any Environmental Law or Environmental Permit; and

(e) the NRGY Group Entities have provided or otherwise made available to the Contributing Parties true and complete copies of all material written environmental assessment reports that have been prepared by or on behalf of the NRGY Group Entities and that are in any of the NRGY Group Entities’ possession.

This Section 4.16, and Sections 4.06, 4.11, 4.14 and 4.18 hereof, constitute the sole and exclusive representation and warranty of the Recipient Parties with respect to Environmental Permits, the Release or exposure to Hazardous Materials and Environmental Law.

Section 4.17 Title to Properties and Rights of Way.

(a) Each of the NRGY Group Entities has indefeasible title to all material real property and good title to all material tangible personal property owned by such NRGY Group Entity, in each case which is material to the business of such NRGY Group Entity, free and clear of all Liens except Permitted Liens except as would not, individually or in the aggregate, constitute an NRGY Material Adverse Effect.

(b) Each of the NRGY Group Entities owns or has the right to use consents, easements, rights-of-way, permits or licenses from each Person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described in the NRGY SEC Reports, except for such rights-of-way the absence of which would not, individually or in the aggregate, result in an NRGY Material Adverse Effect. Each such right-of-way is valid and enforceable, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law), and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of the businesses of the NRGY Group Entities, except where the failure of any such right-of-way to be valid or enforceable or to grant the rights purported to be granted thereby or necessary thereunder would not, individually or in the aggregate, result in an Material Adverse Effect. Each of the NRGY Group Entities has fulfilled and performed all its material obligations with respect to such rights-of-way and, to the knowledge of NRGY GP, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except any failure to fulfill or perform any for such revocations, terminations and impairments that would not, individually or in the aggregate, result in an NRGY Material Adverse Effect; and no such rights-of-way contain any restriction that materially prevents the operation of the businesses of the NRGY Group Entities, taken as a whole, and as currently conducted.

(c) There is no pending (or, to the knowledge of NRGY GP, threatened) condemnation of any material part of the real property used and necessary for the conduct of the businesses of the NRGY Group Entities, as they are presently conducted, by any Governmental Authority or other Person.

Section 4.18 Insurance. The NRGY Group Entities own, hold maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts required by applicable Law and customary for the businesses in which they operate. The NRGY Group Entities are in compliance with the terms of all insurance policies in all material respects; and there are no material claims by any of the NRGY Group Entities under any such insurance policy as to which any insurance company is denying liability or defending under a reservation of rights clause. Except as would not, individually or in the aggregate, constitute an NRGY Material Adverse Effect, none of the NRGY Group Entities has received any written notice from any insurer or agent of such insurer that such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any insurance policy.

Section 4.19 Tax Matters. Except as would not, individually or in the aggregate, constitute an NRGY Material Adverse Effect:

(a) each of the Recipient Parties and the NRGY Group Entities has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by it;

(b) all Taxes owed by the Recipient Parties and the NRGY Group Entities (whether or not shown on any Tax Return) have been duly and timely paid in full;

(c) there is no Proceeding now pending against any of the Recipient Parties or the NRGY Group Entities in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by any Recipient Party or any of the NRGY Group Entities that is still pending;

(d) no written claim has been made by any Tax authority in a jurisdiction where any of the Recipient Parties or the NRGY Group Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by any Recipient Party or NRGY Group Entity;

(e) none of the Recipient Parties or the NRGY Subsidiaries has any outstanding request for an extension of time within which to pay Taxes or file Tax Returns;

(f) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from any of the Recipient Parties or the NRGY Group Entities;

(g) each of the Recipient Parties and the NRGY Group Entities has complied in all material respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(h) each of the Recipient Parties and the NRGY Group Entities that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code;

(i) none of the Recipient Parties or the NRGY Group Entities has been a member of an Affiliated group filing a consolidated federal income Tax Return and none of the Recipient Parties or the NRGY Group Entities has any liability for the Taxes of any Person (other than a NRGY Party or the NRGY Group Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise;

(j) in each tax year since the formation of NRGY up to and including the current tax year, at least 90% of the gross income of NRGY has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code and after giving effect to the NRGM Common Unit Distribution at least 90% of the gross income of NRGY will be “qualifying income” within the meaning of Section 7704(d) of the Code;

(k) for purposes of Section 721(b) of the Code, NRGY would not be treated as an investment company within the meaning of Section 351 of the Code if it were incorporated; and

(l) except for IPCH Corp. and Inergy Finance Corp., none of the NRGY Group Entities is treated as a corporation for U.S. federal tax purposes.

Section 4.20 Employee Benefits.

(a) (i) Section 4.20(a)(i) of the Recipient Party Disclosure Schedule sets forth a complete and accurate list of each material NRGY Employee Benefit Plan and (ii) true, correct and complete copies (or, to the extent no such copy exists, an accurate description thereof) of each such material NRGY Employee Benefit Plan and any related documents, including all amendments thereto, have been furnished or made available to the Contributing Parties. To the extent applicable, there has also been furnished or made available to the Contributing Parties, with respect to each material NRGY Employee Benefit Plan, any related trust agreement or other funding instrument the most recent favorable determination letter from the Internal Revenue Service (or opinion letter, as applicable), the reports on Form 5500 for the immediately preceding year and the attached schedules and the most recent summary plan description and summaries of material modifications thereto, if applicable, with respect to each material NRGY Employee Benefit Plan.

(b) Neither NRGY nor any company or other entity that is required to be treated as a single employer together with NRGY under Section 414(b), (c), (m) or (o) of the Code has any liability (whether secondary, contingent or otherwise) with respect to an Employee Benefit Plan that (i) is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA; (ii) is a multiemployer plan or a “multiple employer plan” (as such term is defined in Section 413(c) of the Code); or (iii) provides for any post-employment welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (or similar state or local law).

(c) Except as would not constitute, individually or in the aggregate, an NRGY Material Adverse Effect:

(i) the NRGY Employee Benefit Plans (A) have been established and maintained (in form and in operation) in accordance with their terms and with ERISA, the Code and all other applicable Laws and (B) if intended to be qualified under Section 401(a) of the Code, are so qualified and have received a favorable determination letter as to their qualification, or if such plan is a prototype plan, an opinion or notification letter and nothing has occurred, whether by action or failure to act that could reasonably be expected to cause the loss of such qualification;

(ii) each NRGY Group Entity and each entity employing or engaging any current or former NRGY Related Employees is, and has been, in compliance in all respects with all applicable Law and ERISA relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation;

(iii) no event has occurred and no condition exists that would subject an NRGY Group Entity either directly or by reason of their affiliation with any company or other entity that is required to be treated as a single employer together with NRGY under Sections 414(b), (c), (m) or (o) of the Code to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws;

(iv) all contributions, premium payments and other payments required to be made in connection with each NRGY Employee Benefit Plan have been timely made or, if applicable, accrued to the extent required by GAAP;

(v) each NRGY Employee Benefit Plan maintained or sponsored by a NRGY Group Entity can be unilaterally amended or terminated at any time by a NRGY Group Entity without liability other than liability for benefits accrued to the date of such amendment or termination pursuant to the terms of the plan;

(vi) there are no actions, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of NRGY GP, threatened against, or with respect to, any of the NRGY Employee Benefit Plans and no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims; and

(vii) there is no administrative investigation, audit or other administrative proceeding pending (other than routine qualification determination filings) or, to the knowledge of NRGY GP, threatened, with respect to any of the NRGY Employee Benefit Plans by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.

(d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (i) entitle any current or former director or current or former NRGY Related Employee to any retirement, severance, change of control, unemployment compensation or any other payment or enhanced or accelerated benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director or NRGY Related Employee, or result in any limitation on the right of the NRGY Group Entities and their Affiliates to amend, merge, terminate or receive a reversion of assets from any NRGY Employee Benefit Plan or related trust, (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to a NRGY Group Entity or its Affiliates that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or (iv) result in the funding of any “rabbi” or similar trust pursuant to any NRGY Employee Benefit Plan. No NRGY Employee Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.

(e) Except as disclosed in Section 4.20(e) of the Recipient Party Disclosure Schedule, no NRGY Group Entity or entity employing or engaging NRGY Related Employees is a party to, or subject to, or negotiating a collective bargaining agreement or any other contract with a labor union or representative of employees. There is no pending or, to the knowledge of NRGY GP, threatened strike, walkout or other work stoppage or, to the knowledge of NRGY GP any union organizing effort by or with respect to any NRGY Related Employees, nor has there been any such material strike, walkout or other work stoppage or, to the Knowledge of NRGY GP, union organizing effort within the past five (5) years. There is no unfair labor practice charge pending or, to the Knowledge of any NRGY Group Entity, threatened against any NRGY Group Entity or entity employing NRGY Related Employees.

Section 4.21 Books and Records. The minute books of NRGY GP contain true and correct copies of all of the minutes of actions taken at all meetings of the NRGY Board or the audit committee thereof as of January 24, 2013 and all written consents executed in lieu of such meetings. Complete copies of all such minute books for the fiscal years ended or ending, as applicable, September 30, 2011 and 2012 through January 24, 2013 (excluding any minutes of the NRGY Board or any committee thereof relating to (a) the approval or consideration of this Agreement or the Merger Agreement, or the transactions contemplated hereby or thereby or (b) any other strategic alternative considered by the NRGY Board or any committee thereof at any time) have been made available to the Contributing Parties and their advisors and outside counsel subject to the obligations of the parties contained in the Confidentiality Agreement.

Section 4.22 Absence of Certain Changes. Since September 30, 2012 through the date hereof, no events, changes, effects or developments have occurred that have had or would be reasonably expected to have, individually or in the aggregate, an NRGY Material

Adverse Effect and (b) no NRGY Group Entity has taken any action which would be in violation of Section 6.1(b)(i), Section 6.1(b)(iii), Section 6.1(b)(viii), Section 6.1(b)(x) or Section 6.1(b)(xiv) of the Merger Agreement if such action were taken by a Subsidiary of NRGY after the date hereof without obtaining the consent required under Section 6.1 of the Merger Agreement.

Section 4.23 Regulation. None of the NRGY Group Entities is, nor will any of the NRGY Group Entities be following the consummation of the transactions contemplated hereby, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.24 Intellectual Property. NRGY and the NRGY Group Entities own or have the right to use all other Intellectual Property necessary for the operation of the businesses of each of NRGY and the NRGY Group Entities as presently conducted (collectively, the “NRGY Intellectual Property”), free and clear of all Liens except for Permitted Liens, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, constitute an NRGY Material Adverse Effect. To the knowledge of NRGY GP, (i) the use of the NRGY Intellectual Property by NRGY and the NRGY Group Entities and the operation of the business of each of NRGY and the NRGY Group Entities as presently conducted does not infringe or misappropriate any Intellectual Property of any other Person, (ii) no Person is infringing or misappropriating the Intellectual Property of NRGY and the NRGY Group Entities, and (iii) the NRGY and NRGY Group Entities reasonably protect the operation and security of their material software and systems (and the data therein) and there have been no breaches or outages of same, except for such matters that would not constitute, individually or in the aggregate, an NRGY Material Adverse Effect.

Section 4.25 State Takeover Laws. No approvals are required under state takeover or similar laws in connection with the performance by the Recipient Parties of their obligations under this Agreement.

Section 4.26 Approvals. NRGY General Partner has approved this Agreement and the transactions contemplated hereby (other than the amendments of the NRGY Partnership Agreement contemplated by this Agreement and the issuance of the partnership interests to be authorized by such amendments). The NRGY Board, at a meeting duly called and held, has by unanimous vote of the members of the NRGY Board participating in such vote, (i) determined that this Agreement and the transactions contemplated hereby are fair and reasonable to and in the best interests of NRGY; and (ii) approved this Agreement and the transactions contemplated hereby (other than the amendments of the NRGY Partnership Agreement contemplated by this Agreement and the issuance of the partnership interests to be authorized by such amendments).

Section 4.27 Inspections; No Other Representations. Each Recipient Party is an informed and sophisticated party, and has engaged expert advisors, experienced in the evaluation and purchase of the Interests and companies such as Gas Services GP. Each Recipient Party has undertaken a sufficient investigation to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. NRGY agrees to accept the Interests in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Contributing Parties, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, each Recipient Party acknowledges that the Contributing Parties make no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the Recipient Parties of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Interests or the future business and operations of Gas Services GP, CMLP or their Subsidiaries or (ii) any other information or documents made available to the Recipient Parties or their counsel, accountants or advisors with respect to the Interests or Gas Services GP, CMLP or their Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement.

ARTICLE V

COVENANTS OF THE CONTRIBUTING PARTIES

The Contributing Parties agree that:

Section 5.01 Conduct and Operations.

(a) From the date of this Agreement until the Closing Date, the Contributing Parties shall cause Gas Services GP to: (i) conduct its business in the ordinary course consistent with past practice; (ii), use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and (iii) comply in all material respects with all Laws.

(b) Without limiting the generality of the foregoing in Section 5.01(a), from the date of this Agreement until the Closing Date, the Contributing Parties and Gas Services GP shall not take any action, or cause CMLP and its Subsidiaries to take any action, which if taken by CMLP and its Subsidiaries would constitute a breach of Section 6.1 of the Merger Agreement; provided that, Gas Services GP may transfer or distribute any CMLP Common Units or CMLP Class D Units held by it to any of its Affiliates prior to the Closing.

Section 5.02 Financing Cooperation. The Contributing Parties shall, and shall cause their Affiliates and their Representatives to, provide such cooperation to NRGY and NRGY GP, including as NRGY and NRGY GP may reasonably request, in connection with the arrangements by NRGY to obtain the Debt Financing contemplated by the NRGY Commitment Letter (provided, that such cooperation does not unreasonably interfere with the ongoing operations of the Contributing Parties or their Affiliates or unreasonably interfere with or hinder or delay the performance of their obligations hereunder or allow for any invasive sampling or testing of any soil, surface water, groundwater, building materials or other invasive environmental testing without the prior written consent of the Contributing Parties), including by participating in rating agency and bank investor meetings and assisting the Recipient Parties in the preparation of a confidential information memorandum and marketing materials for the Debt Financing.

Section 5.03 Litigation Cooperation. Prior to any termination of this Agreement in accordance with its terms, CH shall give NRGY GP the opportunity to participate in the defense of any unit holder litigation against the Contributing Parties, Gas Services GP, CMLP or its or their directors or officers relating to the transactions contemplated by this Agreement; provided, however, that no settlement by the Contributing Parties, Gas Services GP or CMLP of any such litigation shall be agreed to without NRGY GP’s prior consent (whether or not NRGY GP is participating in the defense thereof), which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.04 Insurance Matters. With respect to events or circumstances relating to Gas Services GP that occurred or existed prior to the Closing Date that are covered by CH’s or its Affiliates’ occurrence-based liability insurance policies, NRGY may make claims under such policies and programs to the extent such coverage and limits are available under such policies and programs; provided, that, except as otherwise expressly provided herein, NRGY shall reimburse CH or its Affiliates for the amount of any “deductibles” associated with claims under such policies and programs.

Section 5.05 Unitholder Vote. In the event of any unitholder action to remove the general partner of NRGY pursuant to Section 11.2 of the NRGY Partnership Agreement, to the extent that the number of NRGY Common Units owned by the Contributing Parties and their Affiliates (the “Subject Units”) exceeds 20% of the then outstanding NRGY Common Units (the “Excess NRGY Common Units”), the Contributing Parties agree that, at any meeting of the unitholders of NRGY, however called, including any adjournment or postponement thereof, or with respect to any action by written consent, they shall vote or consent, and shall cause their Affiliates to vote or consent, such Excess NRGY Common Units in the same proportion as all unitholders of NRGY. For a period of one year from the Closing Date, the Contributing Parties agree that the Contributing Parties will not directly or indirectly transfer, sell, offer, exchange or otherwise dispose of in a single transaction or a series of related transactions (“Transfer”), and will cause their Affiliates not to Transfer, their NRGY Common Units to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than the Contributing Parties and their Affiliates) to whom the Contributing Parties are Transferring, or have Transferred, indirect or direct control or ownership of the general partner of NRGY, unless such Person has agreed in writing to be bound by the restrictions in this Section 11.2 to the extent and for the duration that remains in effect that the time of the Transfer; provided, however, that restriction shall only apply if the number of NRGY Common Units to be Transferred equals or exceeds 20% of the then outstanding NRGY Common Units. This provision shall terminate when the Subject Units constitute less than 20% of the outstanding NRGY Common Units. At the Closing, the NRGY Partnership Agreement shall be amended to reflect terms of this Section 5.05.

ARTICLE VI

COVENANTS OF THE RECIPIENT PARTIES

The Recipient Parties agree that:

Section 6.01 Conduct and Operations. Except as set forth in Section 6.01 to the Recipient Party Disclosure Schedules:

(a) From the date of this Agreement until the Closing Date, the Recipient Parties shall cause NRGY to: (i) conduct its business in the ordinary course consistent with past practice; (ii) use its reasonable best efforts to preserve intact its business organizations and relationships with third parties; and (iii) comply in all material respects with all Laws.

(b) Without limiting the generality of the foregoing in Section 6.01(a), from the date of this Agreement until the Closing Date, the Recipient Parties shall not take any action, or cause the NRGY Subsidiaries to take any action, which if taken by the NRGY Subsidiaries would constitute a breach of Section 6.1 of the Merger Agreement; provided, however, that NRGY may not make quarterly distributions of cash to the holders of NRGY Common Units in excess of $0.29 per NRGY Common Unit.

Section 6.02 Access to Information. Except as determined in good faith to be necessary to (A) ensure compliance with any Law or (B) preserve any applicable privilege (including the attorney-client privilege), from the date hereof until the Closing Date, the Recipient Parties will, to the fullest extent permitted by Law (i) give the Contributing Parties and their Representatives reasonable access to the offices, properties, books and records (including Contracts) of the books and records and employees of the Recipient Parties and their Affiliates relating to NRGY, (ii) furnish to the Contributing Parties and their Representatives such financial and operating data and other information relating to NRGY as such Persons may reasonably request and (iii) instruct designated employees, counsel and financial advisors of the Recipient Parties and their Affiliates to cooperate with the Contributing Parties in their investigation of NRGY. Any investigation pursuant to this Section 6.02 shall (i) be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Recipient Parties and their Affiliates and, to the extent so requested by NRGY GP, under the supervision of a Representative of NRGY GP and (ii) not be conducted without prior notice to, and approval of, NRGY GP. All information provided or made available to NRGY or any of its Representatives will be subject to the Confidentiality Agreement, which agreement shall remain in full force and effect; provided, however, that the provisions of Section 13 of the Confidentiality Agreement shall be inapplicable with respect to the transactions contemplated by this Agreement, the Purchase Agreement and the Merger Agreement.

Section 6.03 Financing Cooperation. The Recipient Parties shall, and shall cause each of their Affiliates and their Representatives to, use their reasonable best efforts to provide such cooperation to the Contributing Parties as the Contributing Parties may reasonably request in connection with the arrangements by the Contributing Parties to obtain the Debt Financing contemplated by the CH Commitment Letters (provided, that such cooperation does not unreasonably interfere with the ongoing operations of the Recipient Parties or their Affiliates or unreasonably interfere with or hinder or delay the performance of their obligations hereunder or allow for any invasive sampling or testing of any soil, surface water, groundwater, building materials or other invasive environmental testing without the prior written consent of NRGY GP), including by participating in rating agency and bank investor meetings and assisting the Contributing Parties in the preparation of a confidential information memorandum and marketing materials for the Debt Financing.

Section 6.04 Litigation Cooperation. Prior to any termination of this Agreement in accordance with its terms, NRGY GP shall give CH (or in the case of unitholder litigation against NRGM, use NRGY’s reasonable best efforts to give to CH subject to applicable fiduciary duties) the opportunity to participate in the defense of any unitholder litigation against the Recipient Parties, NRGY, NRGM or its or their directors or officers relating to the transactions contemplated by this Agreement; provided, however, that no settlement by the Recipient Parties or NRGY of any such litigation shall be agreed to without CH prior consent (whether or not CH is participating in the defense thereof), which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VII

COVENANTS OF THE CONTRIBUTING PARTIES AND RECIPIENT PARTIES

Section 7.01 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement and the Merger Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement, including the NRGM Common Unit Distribution and the Follow-On Contributions. The parties hereto agree, and the Contributing Parties, prior to the Closing, and the Recipient Parties, after the Closing, agree to cause Gas Services GP, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.

Section 7.02 Certain Filings. The parties hereto shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03 Public Announcements. Prior to and with respect to the Closing, the parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by Law or any listing agreement with any national securities exchange where such prior consultation is not reasonably practicable, will not issue any such press release or make any such public statement prior to such consultation.

Section 7.04 Notice of Certain Events. Each party hereto shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any event, condition or development that, individually or in the aggregate, has resulted in (or, in the case of representations and warranties, would result in) the inaccuracy or breach of any representation or warranty, covenant or agreement contained in this Agreement made or to be made by or to be complied with by such notifying party at any time during the term hereof and that would reasonably be expected to result in any of the conditions set forth in Article VIII not to be satisfied; provided, however, that no such notification shall be deemed to cure any such breach of or inaccuracy in such notifying party’s representations and warranties or covenants and agreements or in the Contributing Party Disclosure Schedules for any purpose under this Agreement and no such notification shall limit or otherwise affect the remedies available to the other parties, including any right to indemnification;

(c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d) any proceedings, claims, actions or investigations commenced or threatened in writing that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or materially impair the notifying party’s ability to perform its obligations under this Agreement.

Section 7.05 Board of Directors. The parties agree that immediately after the Closing the Board of Directors of Gas Services GP will include those Persons set forth in Section 7.05 of the Contributing Party Disclosure Schedules (unless any such Person declines or is otherwise unable to serve, in which case CH and NRGY GP shall mutually agree upon a replacement).

Section 7.06 Reserved.

Section 7.07 Distributions.

(a) The Contributing Parties and the Recipient Parties shall, and the Contributing Parties shall cause Gas Services GP and CMLP to, coordinate with each other the declaration of quarterly distributions with respect to CMLP General Partner Units, CMLP Incentive Distribution Rights and NRGY Common Units and the record dates and payment dates related thereto, so that CGSH receives a distribution in respect of either its indirect ownership of CMLP General Partner Units and CMLP Incentive Distribution Rights prior to the Closing or in respect of its ownership of NRGY Common Units following the Closing, but not distributions in respect of both, for any single calendar quarter.

(b) Following the Closing, (i) with respect to the contribution contemplated by Section 1.02(a) of the Follow-On Contribution Agreement, the Recipient Parties shall cause CMLP and NRGY to coordinate with each other the declaration of quarterly distributions with respect to CMLP Common Units and NRGY Common Units and the record dates and payment dates related thereto, and (ii) with respect to the contribution contemplated by Section 1.02(b) of the Follow-On Contribution Agreement, NRGY shall use its reasonable best efforts, subject to applicable fiduciary duties, to coordinate with NRGM the declaration of quarterly distributions with respect to NRGM Common Units and NRGY Common Units and the record dates and payment dates related thereto, it being the intention of the parties in each case that the holders of CMLP Common Units, NRGY Common Units and NRGM Common Units, as applicable, shall not receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to the contributions contemplated by Section 1.02(a) and 1.02(b) of the Follow-On Contribution Agreement.

Section 7.08 NRGM Common Unit Distribution. NRGY will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable to effect the NRGM Common Unit Distribution in a manner so that the Closing can occur as promptly as practicable.

Section 7.09 Taxes.

(a) Tax Returns. The Parties agree that the income of Gas Services GP indirectly attributable to the Interests will be reflected on the federal income Tax Return of CH for the period up to and including the Closing Date, and will be reflected on the federal income Tax Return of NRGY for the period after the Closing Date, by closing the books of Gas Services GP as of the end of the Closing Date.

(b) Cooperation. The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, to accomplish the apportionment of income described pursuant to this Section 7.09 and to promptly respond to requests for the provision of any information or documentation within the knowledge or possession of the other Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under FASB Statement No. 109 (including compliance with Financial Accounting Standards Board Interpretation No. 48), and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties each agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

(c) Tax Indemnity. CH shall be liable for, shall pay and shall protect, defend, indemnify and hold harmless NRGY and its subsidiaries from and against all losses such parties incur arising from (i) any breach of the representations and warranties contained in Section 3.15 (determined without regard to any CMLP Material Adverse Effect, materiality or similar qualifier), (ii) any Taxes of CH or its Affiliates arising as a result of ownership of the Interests prior to the Closing Date, (iii) any liability of Gas Services GP for the Tax of another Person as a result of being (A) a member of an affiliated, consolidated, combined or unitary group prior to the Closing Date or (B) a party to any Tax Sharing Agreement or another Contract entered into prior to the Closing Date providing for an obligation to indemnify any other Person for Tax (other than any customary indemnity under credit agreements or other agreements entered into in the ordinary course of business that do not relate primarily to Taxes). NRGY shall be liable for, shall pay and shall protect, defend, indemnify and hold harmless CH from and against all losses incurred arising from any breach of the representations and warranties contained in Section 4.19 (determined without regard to any NRGY Material Adverse Effect, materiality or similar qualifier).

(d) Tax Indemnification Procedure. If any claim (an “Indemnified Tax Claim”) is made by any Tax Authority that, if successful, would result in indemnification of any Party (the “Tax Indemnified Party”) by another Party (the “Tax Indemnifying Party”) under this Section 7.09(d), the Tax Indemnified Party shall promptly, but in no event later than the earlier of (i) 45 days after receipt of notice from the Tax Authority of such claim or (ii) 15 days prior to the date required for the filing of any protest of such claim, notify the Tax Indemnifying Party in writing of such fact. The Tax Indemnifying Party shall control all decisions with respect to any Tax Proceeding involving an Indemnified Tax Claim and the Tax Indemnified Party shall take such action (including settlement with respect to such Tax Proceeding or the prosecution of such Tax Proceeding to a determination in a court or other tribunal of initial or appellate jurisdiction) in connection with a Tax Proceeding involving an Indemnified Tax Claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided, however, that (i) within 30 days after the notice required by Section 7.09(b) has been delivered (or such earlier date that any payment of Taxes with respect to such claim is due but in no event sooner than five days after the Tax Indemnifying Party’s receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, and (ii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of an Indemnified Tax Claim for at least 30 days (or such shorter period as may be required by Law) after the giving of the notice required by Section 7.09(d) with respect to such claim, shall give to the Tax Indemnifying Party any information requested related to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in order to contest effectively any such claim.

(e) Scope. Notwithstanding anything to the contrary herein, to the extent any other provision of this Agreement conflicts with this Section 7.09 with respect to any claims relating to Taxes (including any claims relating to representations respecting Tax matters including Section 3.15 and Section 4.19), this Section 7.09 shall govern; provided that the limitations set forth in the proviso of each of Section 10.02(a) and Section 10.02(b), as applicable, shall apply to any such claims as if such claims were brought as a Warranty Breach pursuant to such Section. No claim may be made or brought by any Party hereto after the expiration of the applicable survival period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable survival period. The rights under this Section 7.09 shall survive the Closing until 30 days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter; provided that any claim for indemnification pursuant to Section 7.09(c) shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if proper notice of such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 7.10 Financing.

(a) Each of the Recipient Parties, with respect to the NRGY Commitment Letter and the Debt Financing contemplated thereby, and the Contributing Parties, with respect to the CH Commitment Letter and the Debt Financing contemplated thereby, shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange the applicable Debt Financing on the terms and conditions described in the applicable Commitment Letter, including using their commercially reasonable efforts to (i) maintain in effect the applicable Commitment Letter, (ii) satisfy on a timely basis all conditions applicable to the Recipient Parties or the Contributing Parties, as the case may be, to obtaining the applicable Debt Financing as set forth in the applicable Commitment Letter that are within its control, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions (including, if necessary, the flex provisions) contemplated by the applicable Commitment Letter, (iv) comply with their obligations under the applicable Commitment Letter and the definitive agreements with respect thereto, (v) subject to the terms and conditions contemplated in the applicable Commitment Letter, consummate the applicable Debt Financing at or prior to the Closing and (vi) enforce their rights under the applicable Commitment Letter. If any portion of the applicable Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the applicable Commitment Letter or the definitive agreements with respect thereto, the Recipient Parties or Contributing Parties, as applicable, shall promptly notify the other and use their commercially reasonable efforts to amend, modify, supplement, alter, restate, substitute or replace the applicable Debt Financing with other alternative financing, as promptly as possible; provided, however, that the Recipient Parties shall not permit any amendment, modification, supplement, alteration, restatement, substitution or replacement of the NRGY Commitment Letter or the Debt Financing related thereto or permit the terms of any definitive agreements with respect to the Debt Financing to deviate from the terms of the NRGY Commitment Letter, without the prior consent of the Contributing Parties, such consent not to be unreasonably withheld, delayed or conditioned. In such event, the term “NRGY Commitment Letter” or “CW Commitment Letter”, as applicable, as used herein shall be deemed to include the amended, modified, supplemented, altered, restated, substituted or replacement, commitment letter and the term Debt Financing shall be deemed to include the financing contemplated thereby. The Recipient Parties and Contributing Parties shall promptly (and in any event within two Business Days) notify the other: (i) of any default or breach by any party to the applicable Commitment Letter or definitive documents related to the applicable Debt Financing of which such Party is aware; (ii) of the receipt of any written notice from any party to the applicable Commitment Letter with respect to (x) any default, breach, termination or repudiation by any party to the applicable Commitment Letter or definitive documents related to the applicable Debt Financing or (y) any material dispute or disagreement between or among parties to the applicable Commitment Letter or definitive documents related to the Debt Financing of which the applicable Party become awares; and (iii) if for any reason the applicable Parties determine in good faith that they will not be able to obtain all or any portion of the applicable Debt Financing on the terms, in the manner or from the sources contemplated by the applicable Commitment Letter. The Recipient Parties and the Contributing Parties shall keep each other informed on a reasonably current basis of the status of their efforts to arrange the Debt Financing and, in the case of the Recipient Parties, provide copies of all draft and executed documents related to the Debt Financing to the Contributing Parties. In the event that the Debt Financing as it relates to the Recipient Parties will not be funded on the Closing Date, then the Recipient Parties shall obtain any consents required to consummate the transactions contemplated by this Agreement and the Purchase Agreement under the Existing NRGY Credit Agreement prior to the Closing Date; provided, further, that the NRGY Parties shall be permitted to pay any and all fees to the lenders and administrative agent in connection with obtaining any such consent without the prior consent of the Contributing Parties.

Section 7.11 Commitment Regarding Indemnification Provisions; D&O Insurance Continuation.

(a) NRGY GP and CH each covenant and agree that during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, neither of NRGY GP nor CH (i) shall cause any amendment, modification, waiver or termination to Section 7.7 or Section 7.8 of the NRGY Partnership Agreement and (ii) shall cause any amendment, modification, waiver or termination Article V of the limited liability company agreement of NRGY GP, the effect of which would be to affect adversely the rights of any person serving as a member of the board of directors or officer of NRGY GP existing as of the date of this Agreement under such provisions; provided, however, that the foregoing restriction shall not apply to any such amendment, modification, waiver or termination to the extent required to cause such provisions (or any portion thereof) to comply with applicable Law.

(b) NRGY GP and CH covenant and agree that, during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, with respect to any person serving as a member of the board of directors or officer of NRGY GP as of the date of this Agreement and any former member of the board of directors or officer of NRGY GP, NRGY GP shall (i) continue in effect the current director and officer liability insurance policy or policies that NRGY GP has as of the date of this Agreement or (ii) upon the termination or cancellation of any such policy or policies, (A) provide director and officer liability insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (B) provide a “tail” or run-off policy, in each case so that any person serving as a member of the board of directors of NRGY GP as of the date of this Agreement, any former member of the board of directors and any officer has coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing to the same extent (including, without limitation, policy limits, exclusions and scope) as such person has coverage for such acts, events, occurrences or omissions under the director and officer insurance policy maintained by NRGY GP as of the date of this Agreement; provided, however, that in no event shall NRGY GP or CH be required to expend pursuant to this Section 7.11 more than an amount per annum equal to 300% of the current annual premiums paid by NRGY GP for such insurance.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate the Closing are subject to the satisfaction of the following conditions:

(a) The closing of the transactions described in Section 2.1 of the Purchase Agreement shall have occurred.

(b) No later than one Business Day prior to the Closing Date, NRGY shall have irrevocably deposited with NRGY’s transfer agent, as paying agent, for distribution to the holders of record of NRGY Common Units and NRGY Class A Units on a date preceding the Closing Date all of the NRGM Common Units held by NRGY, with such distribution to be made such that NRGY and its subsidiaries will not own any NRGM Common Units following the NRGM Common Unit Distribution (the “NRGM Common Unit Distribution”).

(c) No order, injunction or decree issued by a court of competent jurisdiction preventing the consummation of the Closing shall be in effect.

Section 8.02 Conditions to Obligation of NRGY. The obligation of NRGY to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) The Contributing Parties shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing and the Recipient Parties shall have received a certificate signed by an executive officer of CH to the foregoing effect.

(b) The conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(d) of the Merger Agreement would be satisfied if the closing of the transactions contemplated by the Merger Agreement occurred as of the Closing Date and the Recipient Parties shall have received a certificate signed by an executive officer of CH to the foregoing effect.

(c) (i) The representations and warranties of the Contributing Parties contained in Sections 3.02 and 3.06 shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date, (ii) the other representations and warranties of the Contributing Parties contained in this Agreement (disregarding all materiality and CMLP Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have an CMLP Material Adverse Effect, and (iii) the Recipient Parties shall have received a certificate signed by an executive officer of CH to the foregoing effect.

(d) Each of the Contributing Parties shall have delivered a certification to the effect that it is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 8.03 Conditions to Obligation of the Contributing Parties. The obligation of the Contributing Parties to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) The Recipient Parties shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date and the Contributing Parties shall have received a certificate signed by an executive officer of NRGY GP to the foregoing effect.

(b) The conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(d) of the Merger Agreement would be satisfied if the closing of the transactions contemplated by the Merger Agreement occurred as of the Closing Date and the Contributing Parties shall have received a certificate signed by an executive officer of NRGY GP to the foregoing effect.

(c) (i) The representations and warranties of the Recipient Parties contained in Sections 4.02, 4.05, 4.10 and 4.23(a) shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date, (ii) the representations and warranties of the Recipient Parties contained in Sections 4.01, 4.04, 4.06, 4.08 and 4.09 shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time), (iii) the other representations and warranties of the Recipient Parties contained in this Agreement (disregarding all materiality and NRGY Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have an NRGY Material Adverse Effect and (iv) the Contributing Parties shall have received a certificate signed by an executive officer of NRGY GP to the foregoing effect.

(d) There shall not have occurred after the date hereof any events, changes, effects or developments that have had or would reasonably be expected to have, individually or in the aggregate, an NRGY Material Adverse Effect.

(e) The NRGY Common Units to be received by CGSH (or its designees) pursuant to Section 2.01 and the Follow-On Contribution shall have been approved for listing on the NYSE, subject to official notice of issuance.

ARTICLE IX

TERMINATION

Section 9.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of CH and NRGY GP;

(b) by either CH or NRGY GP if the Purchase Agreement shall have been terminated;

(c) by either CH or NRGY GP if the Closing shall not have been consummated on or before November 5, 2013 (the “Drop Dead Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time;

(d) by either CH or NRGY GP if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(e) by NRGY GP, if there has been a Willful and Material Breach by the Contributing Parties of any covenant, representation or warranty contained in this Agreement which has caused, or is reasonably likely to cause, any condition to the obligations under Section 8.01 or 8.02 not to be satisfied at the Closing and such violation or breach has not been waived by NRGY GP or, in the case of a covenant breach, cured by the Contributing Parties within 10 days after written notice thereof from NRGY GP; provided that the Recipient Parties are not then in breach of this Agreement so as to cause any of the conditions in Section 8.02 not to be satisfied; or

(f) by CH, if there has been a Willful and Material Breach by the Recipient Parties of any covenant, representation or warranty contained in this Agreement which has caused, or is reasonably likely to cause, any condition to the obligations under Section 8.01 or 8.03 not to be satisfied at the Closing and such violation or breach has not been waived by CH or, in the case of a covenant breach, cured by the Recipient Parties within 10 days after written notice thereof from CH; provided that the Contributing Parties are not then in breach of this Agreement so as to cause any of the conditions in Section 8.03 not to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 9.01 shall give notice of such termination to the other parties.

Section 9.02 Effect of Termination. If this Agreement is terminated as permitted by Section 9.01, such termination shall be without liability of any party to the other parties to this Agreement; provided that if such termination shall result from a Willful and Material Breach of this Agreement, such party shall be fully liable for any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a Third Party claim or a claim solely between the parties hereto) incurred or suffered by the other party as a result of such failure or breach. Nothing herein shall relieve any party from any liability for fraud by such party. The provisions of this Section 9.02 and Sections 11.01, 11.02(a), 11.03, 11.05, 11.06, 11.07, 11.10, and 11.13 shall survive any termination hereof pursuant to Section 9.01.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

Section 10.01 Survival. The representations and warranties of the parties under this Agreement shall survive the Closing until the expiration of eighteen (18) months after the Closing Date; provided however that the representations and warranties contained in Sections 3.02, 3.06 and 4.02 shall survive indefinitely. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein. Notwithstanding the preceding sentences, any breach or inaccuracy of any representation or warranty or any breach of any covenant or agreement in respect of which indemnity may be sought under this Agreement (other than Section 7.09) shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 10.02 Indemnification.

(a) Effective after the Closing, subject to the terms and conditions of this Article X, the Contributing Parties, jointly and severally, hereby indemnify the Recipient Parties, their respective Affiliates and Representatives (collectively, the “Recipient Party Indemnitees”) against and shall hold each of them harmless from any and all damage, loss, fines, settlement payments, awards, penalties, interest and expense (including reasonable expenses of investigation and attorneys’ fees and expenses in connection with any action, suit or proceeding involving a Third-Party Claim) (“Damages”) actually incurred or suffered by any such Recipient Party Indemnitee arising out of (i) any misrepresentation or breach or inaccuracy of any of the representations and warranties of Sellers contained in this Agreement or in any certificate delivered in connection with this Agreement (each such misrepresentation or breach or inaccuracy, a “Warranty Breach”), or (ii) breach of covenant or agreement made or to be performed by the Contributing Parties pursuant to this Agreement (other than a covenant or agreement made or to be performed pursuant to Section 7.09); provided that with respect to indemnification by the Contributing Parties for Warranty Breaches pursuant to this Section 10.02(a) (other than Warranty Breaches with respect to the representations and warranties contained in Sections 3.02 and 3.06 and other than with respect to fraud), (i) the Contributing Parties shall not be liable unless the aggregate amount of Damages with respect to all such Warranty Breaches exceeds $4,500,000 and then only to the extent of such excess; and (ii) the Contributing Parties’ maximum liability for all such Warranty Breaches shall not exceed $33,750,000.

(b) Effective after the Closing, subject to terms and conditions of this Article X, the Recipient Parties, jointly and severally, hereby indemnify the Contributing Parties, their respective Affiliates and Representatives (collectively, the “Contributing

Party Indemnitees”) against and agrees to hold each of them harmless from any and all Damages actually incurred or suffered by any such Contributing Party Indemnitee arising out of (i) any misrepresentation or breach or inaccuracy of any of the representations and warranties of the Recipient Parties contained in this Agreement or in any certificate delivered in connection with this Agreement (each such misrepresentation or breach of warranty a “Recipient Party Warranty Breach”) or (ii) breach of covenant or agreement made or to be performed by the Recipient Parties pursuant to this Agreement (other than a covenant or agreement made or to be performed pursuant to Section 7.09); provided that with respect to indemnification by the Recipient Parties for a Recipient Party Warranty Breaches pursuant to this Section 10.02(b) (other than Warranty Breaches with respect to the representations and warranties contained in Section 4.02 and other than with respect to fraud), (i) the Recipient Parties shall not be liable unless the aggregate amount of Damages with respect to all such Recipient Party Warranty Breaches exceeds $4,500,000 and then only to the extent of such excess and (ii) the Recipient Parties’ maximum liability for all such Recipient Party Warranty Breaches shall not exceed $33,750,000.

(c) For purposes of indemnification pursuant to Section 10.02(a) or Section 10.02(b), any qualification of representations and warranties set forth herein by reference to materiality or “CMLP Material Adverse Effect” or “NRGY Material Adverse Effect”, as applicable, shall be disregarded in determining any breach thereof or the amount of Damages arising therefrom

Section 10.03 Third-Party Claim Procedures.

(a) The Person seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any Third Party (“Third-Party Claim”) in respect of which indemnity may be sought under Section 11.02. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations or liability hereunder, except to the extent such failure shall have actually adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this Section 11.03, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided, that the Indemnified Party is hereby authorized, prior to the Indemnifying Party’s delivery of a written election to the Indemnified Party of its agreement to defend such Third-Party Claim, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party.

(c) If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within 30 days after receipt of the notice referred to in Section

10.03(a) notify the Indemnified Party in writing of its intent to do so. The Indemnifying Party will have the right to assume control of such defense of the Third-Party Claim only for so long as it conducts such defense with reasonable diligence. The Indemnifying Party shall keep the Indemnified Parties advised of the status of such Third-Party Claim and the defense thereof on a reasonably current basis and shall consider in good faith the recommendations made by the Indemnified Parties with respect thereto. If the Indemnifying Party assumes the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 10.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement or compromise of such Third-Party Claim, if (A) the settlement or compromise does not release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third-Party Claim, (B) the amount of any damages to be paid with respect to the settlement of such Third Party Claim is in excess of the $45,000,000 cap, (C) the settlement or compromise imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, or (D) the Indemnifying Party does not agree in writing to pay such amounts payable pursuant to such settlement or compromise, and (ii) the Indemnified Party shall be entitled to participate in the defense of any such Third-Party Claim and to employ, at its expense, separate counsel of its choice for such purpose; provided, that if the Indemnifying Party assumes the defense of any such Third-Party Claim but fails to diligently prosecute such claim, or if the Indemnifying Party does not assume the defense of any such claim, the Indemnified Party may assume control of such defense and the Indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses); and provided, further, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses) of the Indemnified Party if (x) the Indemnified Party’s counsel shall have reasonably concluded and advised that there are defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (y) the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnified Party to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnified Party or imposes any continuing obligation on or requires any payment from the Indemnified Party without the Indemnified Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(d) Each party shall reasonably cooperate, and cause their respective controlled Affiliates to reasonably cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 10.04 Direct Claim Procedures. If the Indemnified Party has a claim for indemnity under Section 10.02 against the Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

Section 10.05 Calculation of Damages.

(a) The amount of any Damages payable under Section 10.02 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification payment up to the amount actually received by the Indemnified Party, net of any expenses incurred by the Indemnified Party in collecting such amount. The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 10.02.

(b) The Indemnifying Party shall not be liable under Section 10.02 for any (x) punitive, exemplary or special Damages, or any other Damages that are not reasonably foreseeable or (xi) Damages for lost profits, except with respect to Damages for lost profits, to the extent a court of competent jurisdiction determined that lost profits is the appropriate measure of direct damages with respect to the matters giving rise to the claim for Damages; provided that nothing herein shall prevent any Indemnified Party from recovering for all components of awards against them in Third Party Claims for which recovery is provided under this Article X, including punitive, exemplary or special Damages and Damages for lost profits.

(c) The Indemnified Party shall use its commercially reasonable efforts to mitigate in accordance with Law any loss for which the Indemnified Party seeks indemnification under this Agreement. If the Indemnified Party mitigates losses after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) promptly after the benefit is received.

Section 10.06 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 10.02 and it is reasonably likely that the Indemnified Party could have recovered all or a part of such Damages from a Third Party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 10.07 Exclusivity. After the Closing and except as otherwise set forth in Section 7.09 with respect to matters relating to Taxes, Section 10.02 will (in the absence of fraud) provide the exclusive remedy for each of the parties hereto for any misrepresentation or inaccuracy or breach of any representation and warranty or any breach of covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby (other than equitable remedies as they relate to breaches of covenants or other agreements contained herein to the extent such covenants or agreements are to be performed after the Closing). For the avoidance of doubt, no Contributing Party shall be entitled to seek or recover by contribution or otherwise any amounts from Gas Services GP or any of its Affiliates on account of any inaccuracy or breach of any representation or warranty or breach of covenant or other agreement contained in this Agreement or otherwise.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to CH or CGSH, to:

Crestwood Holdings LLC

700 Louisiana Street, Suite 2060

Houston, Texas 77002

Attention: Robert G. Phillips

Facsimile No.: 832-519-2250

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: William E. Curbow

Facsimile No.: 212-455-2502

if to NRGY GP or NRGY, to:

Inergy L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Facsimile: 816-531-4680

with a copy to (which copy shall not constitute Notice):

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

Attention: Gillian A. Hobson

Facsimile: 713-615-5794

or such other address or facsimile number as such party may hereafter specify in writing for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed duly given when delivered personally (including by courier or overnight courier with confirmation), via facsimile (with confirmation) or delivered by an overnight courier (with confirmation), if, in any such case, confirmation is obtained prior to 5 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

Section 11.02 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no amendment shall be made to Section 11.05, Section 11.06, Section 11.07 or Section 11.08 which would be adverse to the Financing Sources without the prior written consent of such Financing Sources.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. All Transfer Taxes shall be borne by NRGY.

Section 11.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any purported assignment in violation of the foregoing shall be void ab initio.

Section 11.05 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules thereof; provided, however, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York with respect to any action involving any Financing Source.

Section 11.06 Jurisdiction. The parties hereto (i) agree and consent that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the Delaware Chancery Court in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (and, in each case, of the appropriate appellate courts therefrom), and (ii) irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party. Each Contributing Party and each Recipient Party hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources with respect to the Commitment Letters, including with respect to any dispute arise out or relating in any way to the Debt Financing contemplated thereby or the performance thereof; provided that nothing in this Section 11.06 shall limit the rights that any Contributing Party or any Recipient Party would have pursuant to the Commitment Letter governing the Debt Financing. Without limiting the limitations set forth in the preceding sentence, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including with respect to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other the United States District Court for the Southern District of New York or any court of the State of New York sitting in the Borough of Manhattan in the City of New York and agree that the waiver of jury trial set forth in Section 11.07 hereof shall be applicable to any such proceeding.

Section 11.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.08 Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns; provided that the Financing Sources and their respective current and former equity holders, controlling persons, Affiliates and Representatives, shall be third party beneficiaries of Section 11.06, 11.07, 11.14 and this Section 11.08.

Section 11.09 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11 Disclosure Schedules. The parties set forth information on the Disclosure Schedules in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of either Disclosure Schedule need not be set forth in any other section so long as its relevance to such other section of such Disclosure Schedule or section of this Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (i) the Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of the parties hereto and (ii) the disclosure by a party of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by such disclosing party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 11.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions (without the posting of a bond or other security) to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

CRESTWOOD HOLDINGS LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President

CRESTWOOD GAS SERVICES HOLDINGS LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President

Signature Page to Contribution Agreement

INERGY, L.P.

By:	Inergy GP, LLC, its General Partner

By:	/s/ John J. Sherman
Name:	John J. Sherman
Title:	Chief Executive Officer

INERGY GP, LLC

By:	/s/ John J. Sherman
Name:	John J. Sherman
Title:	Chief Executive Officer

Signature Page to Contribution Agreement

EXHIBIT A

ASSIGNMENT OF LIMITED LIABILITY COMPANY INTERESTS

THIS ASSIGNMENT OF LIMITED LIABILITY COMPANY INTERESTS (this “Assignment”), dated as of the          day of                     , 2013, is entered into between Crestwood Gas Services Holdings LLC, a Delaware limited liability company (“Gas Services GP”) and Inergy, L.P., a Delaware limited partnership (“NRGY”).

W I T N E S S E T H:

WHEREAS, Crestwood Gas Services GP LLC, a Delaware limited liability company (the “Company”), is governed pursuant to the terms and provisions of the First Amended and Restated Limited Liability Company Agreement of Crestwood Gas Services GP LLC, dated July 24, 2007, as amended by the First Amendment, dated October 4, 2010 (the “Agreement”; capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement), and in accordance with the Certificate of Formation and the statutes and laws of the State of Delaware relating to limited liability companies, including the Delaware Limited Liability Company Act;

WHEREAS, immediately prior to the effectiveness of this Assignment, Gas Services GP was the owner of 100% of the limited liability company interests in the Company;

WHEREAS, Gas Services GP desires to assign, transfer and convey all of its limited liability company interests, collectively representing 100% of the limited liability company interests in the Company (the “Transferred Interests”), to NRGY; and

WHEREAS, NRGY desires to acquire the Transferred Interests and to be admitted to the Company as the sole member of the Company;

WHEREAS, Gas Services GP desires to cease to be a member of the Company;

WHEREAS, the parties hereto desire that the Company continue without dissolution;

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreement contained herein, and for other good and valuable consideration, do hereby agree as follows:

1. Assignment. On the terms of the Contribution Agreement, dated as of May 5, 2013, by and among Crestwood Holdings, Gas Services GP, NRGY and Inergy GP, LLC (as the same may be amended from time to time in accordance with its terms, the “Contribution Agreement”), for value received, the receipt and sufficiency of which are hereby acknowledged, upon the execution of this Assignment by the parties hereto, Gas Services GP does hereby assign, transfer and convey the Transferred Interests, together with all right, title and interest in and thereto and all corresponding rights as a Member of the Company, including all rights to amend, restate, supplement or otherwise modify the Agreement and to manage the Company, to NRGY.

2. Admission. Simultaneously with the assignment described in paragraph 1 of this Assignment, NRGY is hereby admitted to the Company as a member of the Company, and hereby agrees that it is bound to the Agreement as a member of the Company.

3. Cessation. Immediately following the admission of NRGY as a member of the Company as described in paragraph 2 of this Assignment, Gas Services GP does hereby cease to be a member of the Company, and shall cease to have or exercise any right or power as a Member of the Company.

4. Continuation of the Company. The parties hereto agree that the assignment of the Transferred Interests, the admission of NRGY as a member of the Company and the cessation of Gas Services GP as a member of the Company does not dissolve the Company and the Company shall continue without dissolution.

5. Contribution. NRGY has paid good and valuable consideration to Gas Services GP for the Transferred Interests pursuant to the Contribution Agreement.

6. Binding Effect. This Assignment shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7. Execution in Counterparts. This Assignment may be (a) executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument and (b) by telecopy or other facsimile signature (which shall be deemed an original for all purposes).

8. Relationship to Contribution Agreement. This Assignment is intended to evidence the consummation of certain transactions contemplated by the Contribution Agreement. This Assignment is made without representation or warranty, except as and to the extent provided in the Contribution Agreement. In the event of any conflict or other difference between the Contribution Agreement and this Assignment, the provisions of the Contribution Agreement shall control.

9. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules thereof.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first-above written.

CRESTWOOD GAS SERVICES HOLDINGS LLC

By:
Name:
Title:

[Signature page continued on next page.]

INERGY, L.P.

By:	Inergy GP, LLC, its General Partner

By:
Name:
Title:

ANNEX A

During the Subordination Period (as defined below), the Subordinated Units shall be entitled to distributions of Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus only after each Common Unit has received a Minimum Quarterly Distribution of $0.13 plus any Cumulative Common Unit Arrearage existing with respect to such Quarter. The Subordination Period shall begin with the first full quarterly period following the Closing Date and shall end on the first business day after (i) the amount of Adjusted Operating Surplus generated during one consecutive, non-overlapping four-quarter period equals or exceeds the sum of the minimum aggregate distribution of $0.52 paid on all outstanding Common Units and Subordinated Units during such period (based on a weighted average of such units outstanding during the period), (ii) the distribution of Available Cash from Operating Surplus on each Common Unit and Subordinated Unit outstanding during such entire period equaled or exceeded a minimum aggregate distribution of $0.52 and (iii) there are no Cumulative Common Unit Arrearages (the “Subordination Period”). When the Subordination Period ends, all Subordinated Units will convert into Common Units on a one-for-one basis. Once all Subordinated Units have been converted into Common Units, the Common Units will no longer be entitled to arrearages.

Capitalized terms used but not defined in this Agreement or in this Annex A shall have the meanings ascribed to such terms in the Second Amended and Restated Agreement of Limited Partnership of Inergy, L.P. dated as of January 7, 2004.